UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.‒ )

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AptarGroup, Inc.
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Notice of 2024 Annual Meeting of Stockholders

DATE AND TIME	PLACE	RECORD DATE
9:00 a.m. CDT on Wednesday, May 1, 2024	Live webcast online at www.virtualshareholdermeeting.com /ATR2024	March 8, 2024

To Our Stockholders:

It is my pleasure to invite you to attend our annual meeting of stockholders of AptarGroup, Inc. (“Aptar”) on May 1, 2024. At the meeting, we will review Aptar’s performance for fiscal year 2023 and vote on the following matters:

ITEMS OF BUSINESS

Board Voting Recommendation
Proposal No. 1: To elect the three director nominees named in the proxy statement to terms of office expiring at the annual meeting in 2027	FOR each
Proposal No. 2: To approve, on an advisory basis, Aptar’s executive compensation	FOR
Proposal No. 3: To approve an amendment to Aptar’s amended and restated certificate of incorporation to reflect new Delaware law provisions regarding officer exculpation *	FOR
Proposal No. 4: To ratify the appointment of the independent registered public accounting firm for 2024	FOR

* The full text of the amendment is set forth in Appendix A to the accompanying proxy statement, which Appendix A is incorporated by reference into this notice.

We will also transact any other business that is properly raised at the meeting or any postponements or adjournments of the meeting.

YOUR VOTE IS IMPORTANT

The vote of each stockholder is important to us. Whether or not you expect to attend the virtual annual meeting, I urge you to vote by the Internet or by telephone as soon as possible. If you received a printed copy of the proxy materials, you may also complete, sign and date your proxy card and return it in the envelope that was included with the printed materials.

Internet (Preferred)	Telephone	Mail	Mark, sign and date your proxy card and return it in the pre-addressed postage paid envelope we have provided or return it to:

Visit www.proxyvote.com up until 11:59 p.m. EDT, on April 30, 2024	Call the telephone number on your proxy card	Vote Processing, c/o Broadridge 51 Mercedes Way Edgewood, NY 11717

We look forward to your attendance at the virtual annual meeting on May 1, 2024 and addressing your questions and comments.

Sincerely, Kimberly Y. Chainey Executive Vice President, Chief Legal Officer and Secretary

ELECTRONIC DELIVERY OF MATERIALS	2
PROXY SUMMARY	3
PROPOSAL 1—ELECTION OF DIRECTORS	14
Nominees for Election	15
Directors Whose Present Terms Continue	17
Corporate Governance	21
Board Meeting Attendance	30
Board Compensation	31
PROPOSAL 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	33
PROPOSAL 3—APPROVAL OF AN AMENDMENT TO APTAR’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REFLECT NEW DELAWARE LAW PROVISIONS REGARDING OFFICER EXCULPATION	34
PROPOSAL 4—RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023	36
Independent Registered Public Accounting Firm Fees	37
EXECUTIVE OFFICER COMPENSATION	38
Compensation Discussion and Analysis	38
Compensation Committee Report	54
2023 Summary Compensation Table	55
2023 Grants of Plan-Based Awards	58
2023 Outstanding Equity Awards at Fiscal Year-End	59
2023 Option Exercises and Stock Vested	61
Employment Agreements	62
Pension Benefits	64
Potential Payments upon Termination of Employment	66
CEO Pay Ratio	69
Pay Versus Performance	70
EQUITY COMPENSATION PLAN INFORMATION	75
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT	76
TRANSACTIONS WITH RELATED PERSONS	78
DELINQUENT SECTION 16(a) REPORTS	79
AUDIT COMMITTEE REPORT	80
OTHER MATTERS	81
Proxy Solicitation	81
Annual Report/Form 10-K	81
Stockholder Proposals and Nominations	81
FREQUENTLY ASKED QUESTIONS	82
How do I attend?	82
Who is entitled to vote?	82
May stockholders ask questions at the virtual annual meeting?	82
What if I have technical difficulties or trouble accessing the virtual annual meeting?	82
What am I voting on and how does the Board of Directors recommend I vote on the proposals?	83
How do I vote?	83
What is a quorum?	84
How are shares in a 401(k) plan voted?	84
How are shares held in a broker account voted?	84
How many votes are required to approve each proposal?	84
Who will count the votes?	84
How can I help reduce the environmental impact of the annual meeting?	84
Appendix A – Certificate of Amendment of Amended and Restated Certificate of Incorporation	A-1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 1, 2024: The Proxy Statement and the 2023 Annual Report/Form 10-K are available at www.proxyvote.com.

You may attend the virtual annual meeting at www.virtualshareholdermeeting.com/ATR2024. To participate in the annual meeting, you will need the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied your proxy materials. Refer to the “Frequently Asked Questions” section of the proxy statement for detailed procedures regarding attending, submitting questions and voting at the virtual annual meeting.

A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours for ten days prior to the meeting for any purpose germane to the meeting at Aptar's corporate headquarters at 265 Exchange Drive, Suite 301, Crystal Lake, Illinois 60014.

2024 Proxy Statement	1

Electronic Delivery of Materials

Help us “go green” and reduce costs. For those stockholders who are still receiving paper copies of our proxy statement and annual report, please consider requesting electronic delivery or a Notice of Internet Availability of Proxy Materials (“Notice”), which will reduce the amount of paper materials needed to conduct our annual meeting. You may do so by following the instructions below.

AptarGroup, Inc. (“Aptar” or “Company”) is pleased to take advantage of the Securities and Exchange Commission ("SEC") rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On March 22, 2024, we mailed to most of our stockholders a Notice containing instructions on how to access our proxy statement and annual report and vote online. On the same date, we mailed to all other stockholders a copy of the proxy statement and annual report by mail unless they have elected to receive the annual meeting materials over the Internet.

HOW TO ENROLL

Stockholders of Record
(your shares of common stock are registered directly in your name with EQ Shareowner Services, our transfer agent)

Visit www.proxyvote.com or scan the QR code above to vote your shares. When prompted, indicate that you agree to receive or access proxy materials electronically in the future.

Beneficial Owners
(your shares are held in “street name” in an account at a brokerage firm, bank, broker-dealer or other similar organization)

Follow the instructions provided by your broker, bank or other intermediary to opt in to electronic delivery.

2	2024 Proxy Statement

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

BOARD AND GOVERNANCE HIGHLIGHTS

Board Independence	Tenure
90% INDEPENDENT	LESS THAN FIVE YEARS	7 YR AVG. TENURE
MORE THAN FIVE YEARS

Board Diversity

2024 Proxy Statement	3

Best Practices

Separate independent Chair & CEO	100% Independent Audit, Management Development and Compensation, and Corporate Governance Committees	Director age limits

Directors and executive officers are prohibited from hedging or pledging stock	Stock ownership requirements for directors and executive officers	Majority voting for directors and director resignation policy in uncontested elections

Annual “Say-on-Pay Vote” on executive compensation	Independent directors meet regularly in executive session	Annual Board and Committee self-evaluations

Our Nominees at a Glance

					Committees
Name and Primary or Former Occupation	Age	Director Since	Independent	Other Public Company Boards	Audit	Management Development and Compensation	Corporate Governance
SARAH GLICKMAN Chief Financial Officer and Principal Accounting Officer for Criteo S.A.	54	2023		1	M
MATT TREROTOLA Chief Executive Officer and Chair of the Board of Enovis	56	2022		1	M		C
RALF K. WUNDERLICH Independent Consultant and Senior Advisor to private equity firms	57	2009		1		M
C = Committee Chair; M = Committee Member

4	2024 Proxy Statement

OUR EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

Our compensation philosophy is designed to fairly reward our executives for growing our business and increasing value for stockholders, and to retain our experienced management team.

Significant amount of pay that is performance-based and/or at-risk, with emphasis on performance-based pay to reward short-and long-term performance measured against pre-established objectives and a substantial amount provided in equity

	Employment and change-in-control agreements that are designed to be competitive in markets in which we compete for executive talent	Absence of tax gross-up agreements with named executive officers, other than those related to relocation benefits or expatriate assignments

Stock ownership guidelines, limits on executive officer stock trading and prohibition of hedging or pledging Aptar equity securities	Use of an independent compensation consultant	Limited perquisites other than common perquisites provided in the context of expatriate assignments or related to relocation

2024 Proxy Statement	5

BUSINESS HIGHLIGHTS

In 2023, our total stockholder return over the past five years lagged slightly behind the S&P 500 Index and the S&P Midcap 400 Index, but was slightly ahead of our peer group.

In 2023, we achieved the following financial and operational metrics.

$3.5 billion Record Reported Annual Sales	30th year 30th consecutive year of paying an increased aggregate annual dividend	$284 million Annual Net Income	$4.25 Annual Diluted Earnings per Share

Forward-Looking Statements

This proxy statement contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and are based on our beliefs as well as assumptions made by and information currently available to us. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential,” “are optimistic” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment. For additional information on these and other risks and uncertainties, please see our filings with the SEC, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Forms 10-Q. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Website Information

This proxy statement includes several website addresses and references to additional materials found on those websites. These websites and materials are provided for convenience only, and the content on the referenced websites is not incorporated by reference herein and does not constitute a part of this proxy statement.

6	2024 Proxy Statement

Our Commitment to the Environment, Our Society, and Good Corporate Governance

We believe that strong governance and responsible corporate behavior are essential to long-term success. That is why our business practices are based on responsibility and accountability in order to protect the long-term mutual interests of all stakeholders.

To that end, we have a profound respect for the environment that drives our goals for lower energy consumption, landfill free facilities and sustainable product designs.

We are also taking steps to lead in gender diversity and equity in the workplace, by enabling a diverse workforce and nurturing an inclusive and welcoming culture.

Stephan Tanda, Aptar President and CEO

THE ENVIRONMENT

Circular Economy	Solutions

We believe that the packaging industry must move beyond the make/use/dispose behaviors of the past and actively work toward, and advocate for, a circular economy. By circulating used plastic and packaging, we keep it in the economy and out of the environment.

Collaboration is essential to achieving a more circular economy, so we engage with partners, suppliers and customers who share our vision.

Aptar is an active member of the World Business Council for Sustainable Development (WBCSD) and the Ellen MacArthur Foundation’s Circular Economy 100 (CE100) Network. Through the Ellen MacArthur Foundation, we have also signed the New Plastics Economy Global Commitment to address plastic waste and pollution at its source.

Our product sustainability strategy addresses recyclability and reusability, resin conversion and sustainable design. Much of this work is aligned with that of our partners. We offer a range of products made from post-consumer resin (“PCR”). We are committed to seeking additional opportunities for more sustainable resins and recyclability of our products.

Our journey toward an effective and functional circular economy requires intense and deliberate collaborations — across sectors and industries. As system thinkers and change-makers, Aptar is committed to working alongside, and often leading, others on identifying solutions, processes and products that enable us all to move forward together. This is in part why we have partnered with organizations focused on providing more circular pathways for PCR materials. We are actively collaborating with our customers on refillable products.

2024 Proxy Statement	7

Operations

We Are Reducing Our Waste Consumption	We Are Acting Now on Climate Change

We continue to take steps to make our operations more energy efficient and reduce our impact on the environment.

We are proud of our grass-roots initiative to certify our operating sites as “landfill free” (“LFF”). Our internal LFF Program was one of our first established operational sustainability programs and was developed based on the Zero Waste International Alliance (ZWIA) protocol. This program recognizes sites that reuse or recycle over 90% of their operational wastes. We use an independent third party to audit the waste management processes in each location and to verify the certification.

At year-end 2023, 65% of Aptar facilities had achieved LFF certification and, globally, Aptar avoided sending more than 80% of operational wastes to landfills. We have LFF certified sites in Europe, North America, Latin America and Asia.

We are committed to Science-Based Targets and to sourcing 100% of our electricity from renewable sources by 2030.

In 2020, we formalized our science-based targets, setting a Scope 1 and Scope 2 emissions reduction goal consistent with requirements to keep global warming well below 2° Celsius by year 2030, and a Scope 3 reduction goal consistent with requirements to keep global warming at 2° Celsius by year 2030. We surpassed our original Scope 1 and Scope 2 reduction target within the first year of validation by the Science Based Targets Initiative (“SBTi”). Therefore, in 2022 we began working with SBTi to revise the Scope 1 and Scope 2 target to a more aggressive ambition, and to align it to the requirements to keep global warming at 1.5° Celsius by 2030. This revised target was officially validated by SBTi in March 2023.

Aptar’s Scope 3 ambition remains the same, as does our commitment to increase annual sourcing of renewable electricity to 100% by 2030. At year-end 2023 we were sourcing more than 95% of our electricity from renewable sources.

Compared to our 2019 baseline, Aptar has made progress cutting emissions, and continues efforts to mitigate climate risks and further the low-carbon economy, as reported by the Company through global environmental non-profit CDP's 2022 climate change and water questionnaires. We believe Aptar is leading on corporate environmental ambition, action and transparency worldwide as proven by our inclusion on the CDP Supplier Engagement Leaderboard for the third consecutive year.

8	2024 Proxy Statement

OUR SUSTAINABILITY EFFORTS

Memberships*

* This list does not include all Aptar memberships.

Partnerships**

** This list does not include all Aptar partnerships.

Commitments

2024 Proxy Statement	9

OUR SOCIETY

Diversity, Equity, and Inclusion

We are taking steps to lead in gender diversity and equity in the workplace, by enabling a culturally diverse workforce.

Our Board of Directors is comprised of 50% women and 20% persons of color	We have been named as one of the World’s Top Companies for Women by Forbes for the second consecutive year.	We are committed to promoting and sustaining a sense of belonging for all individuals; by 2025, we expect at least 30% of all Aptar leaders at the Vice President level and above will be women.

We now have three Employee Resource Groups: ALIGN, championing the development and upward progression of women across all regions/countries, BOLD, the Black Organization for Leadership, Diversity supporting the development of Black and African-Descent employees and ARC, the Aptar Rainbow Community supporting our LGBTQ+ community and its allies.

We are included in the SPDR® SSGA Gender Diversity Index ETF (SHE), which invests in U.S. large-capitalization companies that rank among the highest in their sector in terms of gender diversity within senior leadership positions.

Along with over 70 other leading global companies and organizations, we are part of the Catalyst CEO Champions For Change movement through a commitment to furthering gender equality, diversity, and inclusion in the workplace.

We are proud to join more than 80 companies and organizations in the Gender and Diversity KPI Alliance, whose aim is to support the use of key performance indicators (KPIs) or high-level internal measurements that provide an overview of the diversity of the workforce and allow the evaluation of results, not efforts.

10	2024 Proxy Statement

Supporting Our Communities

Aptar has partnered with CARE®, a 501(c) organization that works around the globe to save lives, defeat poverty and achieve social justice. CARE’s mission aligns with our purpose, values and mission to further diversity and inclusion, to empower women and to support the communities where we live and work, along with global communities that are the most marginalized and the most in need.

Through our ongoing global partnership, Aptar will support CARE’s mission, including education programming, women’s economic empowerment efforts and CARE’s Crisis Response Campaign, sponsoring among others, the Ukraine Crisis Fund and other emergency funds.

Our Charitable Foundation in the United States continues to recognize the importance of giving back to local communities. Through a Corporate Grant Program and an Employee Matching Gift Program, the Foundation supports eligible 501(c)(3) organizations in our communities with a focus on health and human services, culture and the arts.

We also give back to communities outside the United States. We support the Vatsalya Foundation, which is a pioneer agency working with street children in Mumbai, India through its multilevel approach of outreach, child-to-child contact, contact centers and a shelter home. Our leadership team often visits the foundation and the children are often invited to visit our local offices for a day filled with fun activities such as a hand painting competition, traditional games and more.

Responsible Workplaces

A safe working environment for our employees is a top priority. That is why we implemented a global environmental, health and safety (“EHS”) management system. The Aptar EHS management system includes a digital platform to report incidents, conduct risk assessments as well as track corrective actions. Aptar’s EHS management system includes an Ergonomics program and Behavior Based Safety (BBS) program, which promotes a culture of caring through accountability to self and to the team. At year-end 2023, we reduced the Total Recordable Incident Rate (“TRIR”) by 31% and Lost Time Frequency Rate (“LTFR”) by 35% from year end 2022. The 2023 performance has surpassed our world class level for TRIR and LTFR.

We are also a proud member of Sedex, one of the world’s leading ethical trade service providers, striving to improve working conditions in global supply chains. Sedex provides for a global platform to report on labor standards and health and safety practices in order to share that information with key stakeholders, including our customers. All of our manufacturing sites have completed site-level social assessments through the Sedex platform every year since 2020.

2024 Proxy Statement	11

GOOD CORPORATE GOVERNANCE

Board Governance Highlights

Board Independence	Tenure
90% INDEPENDENT	LESS THAN FIVE YEARS	7 YR AVG. TENURE
MORE THAN FIVE YEARS

Board Diversity

12	2024 Proxy Statement

RECOGNITIONS

Recognitions	Our Performance 2023-2024
3BL Media	Named to 3BL Media’s 100 Best Corporate Citizens ranking for our leadership and transparency in environmental, social and governance (ESG).
Barron’s	Included on Barron’s 2024 list of 100 Most Sustainable Companies in the U.S., marking our 6th consecutive year on the list.	*
CDP	Named to the CDP Supplier Engagement Leaderboard, for the third consecutive year
Ecovadis	Awarded the coveted top 1% Platinum scoring for our achievements in the areas of environment, labor and human rights, ethics and sustainable procurement.
Forbes	Ranked in the top 15 of Forbes 2023 World’s Top Companies for Women.
Le Point	Named to Le Point Magazine’s 2023 Most Responsible Companies in France.
Newsweek	Ranked in the top 30 on Newsweek’s America’s Most Responsible Companies 2024 list and first in our industry category.
USA Today	Named one of America’s Climate Leaders 2023 by USA Today on its inaugural list of 400 US companies.

* Used with permission. ©2024 Dow Jones & Company, Inc.

2024 Proxy Statement	13

Aptar believes transparency is necessary for a responsible company. We publish an annual sustainability report, highlighting our efforts toward the Sustainable Development Goals (SDG) according to the Global Reporting Initiative (GRI) standards, and we provide a supplemental overview according to the Sustainability Accounting Standards Board (SASB) standards as well. We include our climate-related financial disclosures within our annual CDP (formerly Carbon Disclosure Project) responses. We also publish an annual overview of our progress according to the United Nations Global Compact requirements. These disclosures can be found on the ESG page of the Aptar website at www.aptar.com.

Proposal 1: Election of Directors

The Board of Directors is currently comprised of 10 members divided into three classes, with one class of directors elected each year for a three-year term. The Board of Directors proposes the following nominees, all of whom are currently serving as directors, to be elected to a term expiring at the 2027 annual meeting. The Corporate Governance Committee engaged the executive search firm Egon Zehnder International for the purpose of identifying highly qualified director nominee candidates that who support our philosophy on diversity summarized below. As a result of this engagement, Sarah Glickman was referred to the Corporate Governance Committee for evaluation and consideration, was appointed to the Board in September 2023 and is standing for election for the first time at the annual meeting.

If any of the director nominees is unable or fails to stand for election, the persons named in the proxy intend to vote for a substitute nominee nominated by the Corporate Governance Committee of the Board of Directors.

We believe all of the members of the Board of Directors are individuals of outstanding character and sound judgment who have the business experience and acumen necessary to work together effectively and to make valuable contributions to the Board of Directors and management. As a U.S.-based company with significant international operations, particularly in Europe, we seek to maintain a balanced Board consisting of directors who are U.S. citizens and directors who are citizens from countries other than the U.S. Additionally, we value the following attributes: operating experience in packaging or packaging-related businesses; skill sets which may include experience in finance, strategic planning, marketing, pharmaceutical products and manufacturing; diversity, including a mix of genders and multi-cultural viewpoints; and previous board of directors experience.

Set forth below is biographical and other background information concerning each director nominee and each continuing director. This information includes each person’s principal occupation as well as a discussion of the specific experience, qualifications, attributes and skills of each person that led to the Board of Directors’ conclusion that he or she should continue to serve as a director. In addition, set forth below is the year during which each person began serving on the Board of Directors and his or her age.

The Board of Directors recommends a vote FOR each of the following nominees for director.

14	2024 Proxy Statement

NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING 2027

SARAH GLICKMAN Age: 54 Director since: 2023 Committees: Audit
Career Highlights

Ms. Glickman has over 30 years of global financial and operational experience, including in the pharmaceutical industry, and is currently the Chief Financial Officer and Principal Accounting Officer of Criteo S.A., a global commerce media company, since September 2020. She previously held the position of Acting Chief Financial Officer at XPO, Inc., a leading global provider of transportation and logistics solutions, where she previously served as Senior Vice President, Corporate Finance and Transformation. She also held global executive roles at Novartis, Honeywell International and Bristol-Myers Squibb and started her career at PricewaterhouseCoopers. Since 2021, Ms. Glickman has served on the Board of Directors and is Chair of the Audit Committee for 2seventy bio, Inc., a biotech company (previously part of bluebird bio, Inc.) Ms. Glickman joined Aptar’s Board of Directors in 2023.

The Board of Directors concluded that Ms. Glickman should continue to serve as a director of Aptar due to her expertise in public company finance, accounting, strategic planning and risk management, having served in senior executive and financial oversight roles in various public companies.

MATT TREROTOLA Age: 56 Director since: 2022 Committees: Audit, Corporate Governance (Chair)

Career Highlights

Mr. Trerotola has served as the Chief Executive Officer for Enovis Corporation since April 2022 and as President and Chief Executive Officer of its predecessor Colfax Corporation from July 2015 to April 2022. He has served as Chair of the board of directors of Enovis since April 2023. Enovis is an innovation-driven medical technology company formed when Colfax separated from its industrial businesses and was renamed. Prior to joining Enovis, from 2014 to 2015, Mr. Trerotola was an Executive Vice President and a member of the Office of the Chief Executive at DuPont de Nemours, Inc. (a global innovation leader with technology-based materials and solutions) and from 2013 to 2014 he served as Senior Vice President. While at DuPont, he was responsible for DuPont’s Electronics & Communications and Safety & Protection segments (2014), and he also had corporate responsibility for DuPont’s Asia-Pacific business. Prior to joining DuPont in 2013, Mr. Trerotola served in leadership roles at Danaher Corporation (a global science and technology innovator), since 2007, and was most recently Vice President and Group Executive for Life Sciences.

Mr. Trerotola has served as a director of Enovis since 2015.

The Board of Directors concluded that Mr. Trerotola should continue to serve as a director of Aptar due to his experience leading a publicly traded medical technology company and working with large global companies such as DuPont and Danaher. The Board also considered Mr. Trerotola’s extensive background in operations and strategy across various industries including healthcare, medical technologies and regulated markets, as well as emerging markets, change management and digital strategy.

2024 Proxy Statement	15

RALF K. WUNDERLICH Age: 57 Director since: 2009 Committees: Management Development and Compensation

Career Highlights

Mr. Wunderlich is an independent consultant and a senior advisor to private equity firms. He is currently a director of Essentra PLC (an LSE-listed manufacturer and distributor of essential industrial components) where he is Chairman of the Remuneration Committee, Chair of the Sustainability Committee and Employee Champion, Huhtamaki Oyj (a Nasdaq Helsinki-listed global food packaging company), Shepherd Building Group Ltd. (a privately held U.K. construction company), and Klöckner Pentaplast (a privately held international manufacturer of plastic packaging products for the pharma, healthcare and food industries headquartered in Luxembourg). He is a former member of Amcor Limited’s Global Executive Team and former President of the business group Amcor Flexibles Asia Pacific (packaging solutions including healthcare and pharma packaging). Mr. Wunderlich also formerly served as a director of LINPAC Group and AMVIG Group.

The Board of Directors concluded that Mr. Wunderlich should continue to serve as a director of Aptar in part due to his senior executive positions at leading global packaging companies, his knowledge of and background in the packaging industry and his international experience in working with and from various European, American and Asian countries.

16	2024 Proxy Statement

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2025

GIOVANNA KAMPOURI MONNAS Age: 68 Director since: 2010 Committees: Management Development and Compensation (Chair)

Career Highlights

Ms. Kampouri Monnas is an advisor to family and venture capital firms with focus on consumer, cosmetics and luxury goods and services. She has served on several global public and private boards: from 2006 to 2022, she was a director of Puig S.L., a world leader in fragrance, skin care, cosmetics and fashion; from 2018 to 2021, she was Chair of Exea Ventures, a global family investment firm with diverse holdings in fragrance, fashion, skin care, and venture funds; from 2006 to 2018, she was a member of the Supervisory Board and Chair of the Compensation Committee of Randstad Holding NV, a world leader in the HR services industry; and from 2015 to 2018, she was director at Imerys S.A., a world leader in industrial minerals. Her other board directorships have included GrowthFund, a Greek national investment fund, and TNT, a Dutch postal services and logistics provider.

As an executive, Ms. Kampouri Monnas served in The Procter & Gamble Company and Joh A. Benckiser GmbH, (which later split into Reckitt-Benckiser and Coty Inc.) where her final position was President of Benckiser International, and member of the Benckiser management board.

The Board of Directors concluded that Ms. Kampouri Monnas should continue to serve as a director of Aptar in part due to her senior leadership positions in leading global consumer goods companies, The Procter & Gamble Company and Joh. Benckiser GmbH, her expertise in the fragrance and cosmetic markets and her global marketing experience.

ISABEL MAREY-SEMPER Age: 56 Director since: 2019 Committees: Corporate Governance

Career Highlights

Ms. Marey-Semper has served as the President of DOXANANO, a startup biotechnology research and development company, since she founded the company in March 2023. She served as a senior advisor to Jolt Capital (a technology related private equity firm) from March 2021 to February 2024. She was a member of the Executive Committee of L’Oréal S.A. (a personal care company and world’s largest cosmetic company) in charge of Communications and Public Affairs from July 2015 to December 2017. Prior to this, Ms. Marey-Semper served from 2011 to 2015 as Vice President and Head, Advanced Research at L’Oréal. Prior to joining L’Oréal, Ms. Marey-Semper served in executive positions at established industrial companies such as Compagnie de Saint Gobain S.A. (a Euronext-listed French multinational manufacturer and distributor of building materials) and Stellantis N.V. (formerly Group PSA Peugeot Citroën, a Euronext-listed French multinational manufacturer of automobiles and motorcycles). Ms. Marey-Semper was a director of Rexel (a Euronext-listed French distributor of electrical supplies) from 2014 to 2016.

Ms. Marey-Semper currently serves as an independent director of the Imagine Institute (institute for medical research and treatment of genetic diseases) and the Inria Foundation (research foundation dedicated to digital science and technology). Ms. Marey-Semper is also a key contributor to France 2030, the French government Investment Plan aiming at sustainably transforming key sectors through research, innovation and industrial investment. Ms. Marey-Semper is a knight of the National Order of the Legion of Honour. Ms. Marey-Semper has a PhD in neuropharmacology and a Masters in Business Administration.

The Board of Directors concluded that Ms. Marey-Semper should continue to serve as a director of Aptar in part due to her experience from holding senior executive positions at L’Oréal and her Board level experience with various medical companies, as well as her diverse and comprehensive experience in research, strategy, transformative programs and finance.

2024 Proxy Statement	17

STEPHAN B. TANDA Age: 58 Director since: 2017 Committees: None

Career Highlights

Mr. Tanda became President and Chief Executive Officer of Aptar in February 2017. Prior to this, Mr. Tanda served from 2007 to 2017 as an Executive Managing Board Director at Royal DSM NV (leading global supplier of ingredients and material solutions for the food, dietary supplement, personal care, medical device, automotive, paint, electronic and bio-material markets), where he was responsible for DSM’s Nutrition and Pharma activities, as well as DSM’s presence in the Americas and various corporate duties. Mr. Tanda is a director of Ingredion Incorporated (a NYSE-listed global supplier of high-quality food and industrial ingredient solutions). Mr. Tanda was a director of Patheon NV (formerly a NYSE-listed company that provided pharmaceutical development and manufacturing services) from March 2016 until the company was sold to Thermo Fisher Scientific in August 2017.

The Board of Directors concluded that Mr. Tanda should continue to serve as a director of Aptar due in part to his role as President and Chief Executive Officer, his extensive global experience leading and building successful business-to-business organizations in several markets currently served by Aptar, as well as his transaction and integration experience.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2026

GEORGE L. FOTIADES Age: 70 Director since: 2011 Committees: Audit

Career Highlights

Mr. Fotiades was the Chairman of the Board of Aptar from May 2018 to May 2023. He has served as Executive Chairman of Elio Health, a private investment firm, since he co-founded the firm in 2022. Mr. Fotiades was the President and CEO of Cantel Medical Corp. (a NYSE-listed manufacturer of infection prevention and control products) from March 2019 until its acquisition by STERIS plc in June 2021. Mr. Fotiades was an Operating Partner in the healthcare practice of Five Arrows Capital Partners (Rothschild Merchant Banking) from April 2017 to March 2019. From 2007 to April 2017, he was a partner of Healthcare Investments at Diamond Castle Holdings LLC (private equity investing). Mr. Fotiades was chairman of Catalent Pharma Solutions, Inc., a provider of advanced technologies for pharmaceutical, biotechnology and consumer health companies, from June 2007 to February 2010. He is currently a director of Prologis, Inc. (a NYSE-listed integrated distribution facilities and services) and previously was a director of Cantel Medical Corp.

The Board of Directors concluded that Mr. Fotiades should continue to serve as a director of Aptar due to his extensive experience at leading healthcare and consumer product companies including serving as President and Chief Operating Officer of Cardinal Health, Inc., as well as other senior executive positions at Catalent Pharma Solutions, the former Warner-Lambert’s Consumer Health Products Group and Bristol-Myers Squibb’s Consumer Products, Japan division. The Board also considered his present and past board level experience with global organizations.

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CANDACE MATTHEWS Age: 65 Director since: 2021 Committees: Corporate Governance

Career Highlights

Ms. Matthews has been the Chair of Aptar’s Board since May 2023. Ms. Matthews is the former Chief Reputation Officer for Amway Corp. (a company that sells health, beauty and home care products), having served in that role from June 2020 to June 2021, responsible for overseeing Amway’s global reputation strategy and corporate social responsibility. Ms. Matthews was also the executive sponsor of Amway’s Diversity & Inclusion employee networks. Prior to those roles, Ms. Matthews spent six years as Regional President of the Americas at Amway, heading all operations in North, Central and South America. Prior to joining Amway in 2007 as Chief Marketing Officer, Ms. Matthews served in executive positions at established multinational beauty companies, served as President of the SoftSheen-Carson, Consumer Products Division of L’Oréal USA, held a leadership role at The Coca-Cola Company and an innovation role at CIBA Vision Corporation. She also worked for several other notable companies such as Bausch + Lomb, Procter & Gamble and General Mills. Ms. Matthews currently serves on the board of directors of MillerKnoll, Inc. (formerly Herman Miller, Inc.) (a modern furniture design company), Société BIC S.A. (a consumer product manufacturer) and Corewell Health (formerly Spectrum Health Foundation). Ms. Matthews is a former director of Popeye’s Louisiana Kitchen Inc. (a U.S. restaurant chain).

The Board of Directors concluded that Ms. Matthews should continue to serve as a director of Aptar in part due to her executive background as a senior marketing executive of leading beauty and consumer products organizations, her public company director experience, her knowledge of and background in the beauty and consumer goods industry and her strategic planning, governance, finance and senior management experience.

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B. CRAIG OWENS Age: 69 Director since: 2018 Committees: Audit (Chair), Management Development and Compensation

Career Highlights

Mr. Owens was the Chief Financial Officer and Chief Administrative Officer of Campbell Soup Company (global producer and seller of canned soups and related products) from 2008 to 2014. Mr. Owens is a director of Crown Holdings, Inc. (a NYSE-listed designer, manufacturer and seller of packaging products and equipment for consumer goods and industrial products). He is a former director of Dean Foods Company (a U.S. food and beverage company) and J. C. Penney Company, Inc. (a U.S. department store chain).

The Board of Directors concluded that Mr. Owens should continue to serve as a director of Aptar due to his extensive experience in the consumer food and beverage industries as well as his significant expertise in financial reporting, accounting, corporate finance and capital markets. This experience has also led the Board to determine that Mr. Owens is an “audit committee financial expert” as defined by the SEC.

JULIE XING Age: 55 Director since: 2023 Committees: Management Development and Compensation

Career Highlights

Ms. Xing has served as Executive Chair of the Board of Directors of Mundipharma China since 2022. Mundipharma is a multinational pharmaceutical leader. From 2019 to 2022, Ms. Xing held the position of Global Senior Vice President, President of Greater China for Envista Holdings Corporation (a dental equipment and supplies company). Prior to that, Ms. Xing served in numerous leadership roles at Eli Lilly and Company (a global pharmaceutical company), including Senior Director, Global New Product Planning and Payer Marketing, Pricing, Reimbursement and Access of Lilly Diabetes from 2018 to 2019, Senior Director, Global Payer Marketing, Pricing, Reimbursement and Access of Lilly Diabetes from 2015 to 2018, Vice President of Lilly China Oncology from 2012 to 2014 and Vice President of Corporate and Government Affairs and Market Access from 2010 to 2012, while based in Shanghai. Prior to Eli Lilly, from 2007 to 2010 Ms. Xing was Vice President and General Manager of Asia Pacific and Japan Operations at Panomics and Affymetrix, which was acquired by Thermo Fisher Scientific. Ms. Xing also serves as Board advisor on the Board of Directors of Mars, Incorporated (a global manufacturer of confectionery, pet food and provider of animal care services).

The Board of Directors concluded that Ms. Xing should continue to serve as a director of Aptar due to her board leadership acumen, along with her in depth knowledge of the pharmaceutical market and the Asia region.

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CORPORATE GOVERNANCE

Corporate Governance Principles Code of Conduct Director Independence Standards Board Committee Charters

Director access to management and independent advisors

Director orientation and continuing education

Succession planning

Director responsibilities

Director qualification standards

Annual evaluations of the Board & committees

Board & committee composition

Director compensation

Our Corporate Governance Documents

Aptar’s corporate governance documents are available through the Corporate Governance link on the Investor Relations page of the Aptar website at: investors.aptar.com, and include the following:

•

Corporate Governance Principles

•

Code of Conduct

•

Director Independence Standards

•

Board Committee Charters

The information provided on our website is not part of this proxy statement and is therefore not incorporated herein by reference.

Corporate Governance Principles

The Board has adopted a set of Corporate Governance Principles to provide guidelines for Aptar and the Board to promote effective corporate governance. The Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Principles and recommending any changes to the Board. The Corporate Governance Principles cover topics including, but not limited to:

•

Director access to management and independent advisors

•

Director orientation and continuing education

•

Succession planning

•

Director responsibilities

•

Director qualification standards

•

Annual evaluations of the Board & committees

•

Board & committee composition

•

Director compensation

‑standing principles of conduct that Aptar follows to ensure that business is conducted with integrity and in compliance with the law, including, but not limited to: ● ● ● ● ● ●

Code of Conduct

Ethical business conduct is a shared value of our Board, management and employees. Aptar’s Code of Conduct applies to our Board as well as our employees and officers, including our principal executive officer and our principal financial and accounting officer. The Code of Conduct summarizes the long-standing principles of conduct that Aptar follows to ensure that business is conducted with integrity and in compliance with the law, including, but not limited to:

●
Conflicts of interest and fair dealing
●
Disclosure obligations
●
Confidentiality obligations
●
Prohibition of insider trading
●
Compliance with all laws, rules and regulations
●
Confidential, anonymous submission of concerns

Code of Conduct

Aptar encourages all employees, officers and directors to promptly report any violations of the Code of Conduct to the appropriate persons identified in the Code of Conduct. In the event that an amendment to, or a waiver from, a provision of the Code of Conduct that applies to any of our directors or executive officers is necessary, Aptar intends to post such information on its website as and when required by the SEC and the New York Stock Exchange (“NYSE”).

Policy Against Hedging and Pledging

Our Board has adopted a policy that prohibits executive officers and directors, and discourages employees, from engaging in hedging or pledging transactions involving any equity security of Aptar.

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Human Capital	Diversity, Equity & Inclusion

Our key human capital management objectives are to attract, retain and develop the highest quality talent. To support these objectives, our human resources programs are designed to develop talent to prepare them for critical roles and leadership positions for the future; reward and support employees through competitive pay, benefit, and incentive programs; enhance our culture through efforts aimed at making the workplace more engaging and inclusive; acquire talent and facilitate internal talent mobility to create a high-performing, diverse workforce; and evolve and invest in technology, tools, and resources to enable employees at work.

At Aptar, our goal is to promote a diverse and inclusive culture. We appointed a Diversity, Equity & Inclusion ("DE&I") Global Leader in 2021 and developed a DE&I network of Aptar employees to assist in the implementation of DE&I initiatives within their respective regions. Under the DE&I network, we launched ALIGN, a global Women's Network, and in 2022, we introduced new employee resource groups for the LGBTQ+ community and the Black/African American and/or African descent community.

Common Stock Ownership Guidelines

The Board has adopted stock ownership guidelines that require all non-executive directors to hold shares of Aptar common stock having a value of at least five times the annual cash retainer for a non-executive director.

Board Member:	Requirement:				Current Required Value:

Non-Executive Director	5	×	Annual Cash Retainer	=	$500,000

Under the stock ownership guidelines, directors must achieve the required level of ownership within five years from becoming a director. As of March 8, 2024, the record date, every non-employee director is either in compliance with the guidelines or within the five-year phase-in period.

Board and Committee Structure

The Chair of the Board is an independent director who is not an executive officer or employee of the Company. The Company believes that having an independent Chair enhances the oversight ability of the Board. An independent Chair can also provide stability and continuity during senior management transitions.

Audit

The Board has three primary committees, all with the following characteristics:

•

Gender and ethnically diverse

•

Governed by a written charter approved by the Board

•

Comprised solely of independent directors

•

Decisions and actions reported to the full Board following each meeting

An affirmative vote of at least 70% of the Board is required to change the size, membership or powers of these committees, to fill vacancies in them, or to dissolve them.

Management Development & Compensation

Corporate Governance

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Audit Committee
Members:	Meetings held in 2023: 8
B. Owens, Chair G. Fotiades S. Glickman M. Trerotola

Key Characteristics and Responsibilities:

●
Each member satisfies the heightened independence standards applicable to audit committee service
●
Each member is an “audit committee financial expert” as defined by the SEC
●
Oversees the financial reporting process, system of internal controls and audit process
●
Reviews annual and interim financial statements

●
Reviews the qualifications, independence and audit scope of the independent registered public accounting firm
●
Responsible for the appointment, retention, termination, compensation and oversight of the independent registered public accounting firm
●
Reviews process for monitoring compliance with laws, regulations and the Code of Conduct and compliance risks, including related to cybersecurity and business continuity
●
Approves all related person transactions in accordance with the Related Person Transactions Policy
●
Reviews the Company’s controls with regard to environment, social and governance disclosures in SEC filings
●
Reviews and discusses with management, internal audit and external specialists, as appropriate, the Company’s controls, procedures and processes regarding cybersecurity, and oversees the process for disclosure regarding cybersecurity incidents in SEC filings

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Management Development and Compensation Committee
Members:	Meetings held in 2023: 6
G. Kampouri Monnas, Chair B. Owens R. Wunderlich J. Xing

Key Characteristics and Responsibilities:

●
Each member satisfies the heightened independence standards applicable to compensation committee service
●
Discharges the Board’s responsibilities relating to compensation of the Company’s executives
●
Reviews and recommends to the Board compensation plans, policies and programs
●
Approves CEO and executive officer compensation, and employment and severance agreements, including change-in-control provisions
●
Provides input and recommendations to the Board regarding the performance objectives for the CEO and other executive officers and their actual performance against such objectives
●
Annually reviews the succession plans affecting corporate and other key management positions
●
Reviews periodically the Company’s key human resources policies and practices relating to talent sourcing, talent development programs, and organizational engagement and effectiveness

●
Monitors the Company’s policies, objectives and programs related to diversity, and reviews periodically the Company’s diversity performance in light of appropriate measures
●
Reviews changing legislation and trends relating to compensation and broader management practices and evaluates impact on the Company
●
Approves grants and/or awards of stock options, restricted stock units, performance-based units, and other forms of equity-based compensation
●
Receives recommendations annually from the CEO regarding the compensation levels of our other executive officers, including salary, annual performance incentives and equity compensation
●
Oversees the implementation of Aptar’s Policy on Recoupment and Forfeiture of Incentive Compensation (i.e., clawback policy)
●
None of the members in 2023 had interlocking relationships within the meaning of SEC rules

For further information on this committee’s procedures for consideration of executive compensation, see our “Compensation Discussion and Analysis.”

Under the Management Development and Compensation Committee charter, this committee has the authority to retain compensation consultants, independent legal counsel and other outside advisers as deemed necessary. For 2023, the Management Development and Compensation Committee engaged Pay Governance LLC (“Pay Governance”) to be the Management Development and Compensation Committee’s compensation consultant. The Management Development and Compensation Committee has determined that Pay Governance is independent according to the adviser independence factors outlined by the NYSE and the SEC.

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Corporate Governance Committee
Members:	Meetings held in 2023: 5
M. Trerotola, Chair I. Marey-Semper C. Matthews

Key Characteristics and Responsibilities:

●
Comprised solely of independent directors
●
Identifies, evaluates and recommends to the Board individuals qualified to stand for election as directors, including nominations received from Board members, stockholders or outside parties
●
Develops and recommends to the Board Aptar’s Corporate Governance Principles and standards to be applied in determining director independence
●
Oversees annual evaluations of the Board, its committees and management, and the effectiveness of the Board as a working group

●
Reviews and recommends to the Board appropriate compensation for non-employee directors, taking into consideration, among other items, director compensation levels of companies with similar annual revenues as Aptar
●
Makes recommendations to the Board regarding changes to the size and composition of the Board or any Board committee
●
Reviews the Company's efforts with regard to environmental, social, and governance matters, including with respect to the Company's annual sustainability report

For further information on this committee’s procedures for director nominations, see “Nomination of Directors.”

Risk Oversight Areas ● Operational Risk ● Compensation Risk ● Reputational Risk ● Cybersecurity Risk ● ESG Risk ● Macro and Economic Factors Risk

The Board is responsible for the Company’s risk oversight, which is designed to drive the identification, analysis, discussion and reporting of our high priority enterprise risks. The risk oversight program facilitates constructive dialogue at the senior management and Board levels to proactively identify and manage enterprise risks. In connection with this process, the Board receives, analyzes and discusses a presentation annually that is prepared by senior management. This presentation includes an assessment and discussion of various risks, including but not limited to: operational risk, compensation risk, reputational risk, cybersecurity risk as well as risks related to macro and economic factors. In addition, the Board and the Corporate Governance Committee review and discusse the Company’s material disclosures regarding ESG matters and the Company’s controls, procedures and processes for tracking and monitoring such disclosures.

Risk Assessment of Cybersecurity Threats to Operations

Increased global cybersecurity threats and more sophisticated, targeted computer crime could pose a risk to our operations. Aptar places great importance on information security, including cybersecurity, to protect against external threats and malicious insiders. The Company’s cybersecurity strategy focuses on continued strengthening of its security posture, improvement of security operational efficiencies, and preparedness for evolving business and technology needs including the detection, analysis and response to known, anticipated or unexpected cybersecurity threats, management of material risks related to cybersecurity threats and resilience against cybersecurity incidents. The Company regularly assesses potential threats and makes investments seeking to reduce the risk of these threats against its critical information and assets by implementing a broad set of security measures, including comprehensive monitoring of its networks and systems, rapid detection, and response and threat management capabilities.

Security and data privacy awareness and training is provided to new employees and annually for current Aptar employees, which is designed to educate employees on recognizing information security and

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cybersecurity concerns. Management briefs the Audit Committee on a quarterly basis regarding the Company’s information security programs. As part of its oversight responsibilities, the Audit Committee regularly discusses and reviews with management, among other items, Aptar’s compliance and cybersecurity programs. The Company also periodically tests its systems for vulnerabilities and regularly engages third parties to conduct evaluations of the Company’s security controls whether through penetration testing, independent audit or consulting on best practices to address new challenges. An independent review of our cybersecurity program has been assessed against the National Institute of Standards and Technology (NIST) cybersecurity framework. In addition, the Company maintains cybersecurity insurance as part of our overall insurance portfolio.

Risk Assessment of Compensation Policies and Practices

The Company has concluded that there are not any compensation policies or practices that are reasonably likely to have a material adverse effect on the Company. The Board concurred with this conclusion. In conducting its risk assessment related to compensation policies and practices, the Company considered, among other things: that the policies and practices do not offer the opportunity for excessive awards; the Company has reasonable stock ownership guidelines; the policies and practices are reviewed and approved by the Management Development and Compensation Committee; the Company has an established, robust control environment; and the Company conducts a regular monthly business review that monitors quality of reporting and prevents excessive risk taking.

Independence of Directors

Our Corporate Governance Principles provide that the Board must be composed of a substantial majority of independent directors with an objective of having the Board consist entirely of independent directors (other than the CEO). No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Aptar either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with Aptar.

9 of 10 current directors are independent in accordance with the NYSE listing standards

Director	Independent
G. Fotiades	✔
S. Glickman	✔
G. Kampouri Monnas	✔
I. Marey-Semper	✔
C. Matthews	✔
B. Owens	✔
M. Trerotola	✔
R. Wunderlich	✔
J. Xing	✔
S. Tanda*
*	Current President and CEO.

In addition, the Board determined that Ms. Maritza Gomez Montiel and Mr. Andreas Kramvis, who served as directors during 2023, were independent. The Board has made its independence determination based on the following Director Independence Standards as adopted by the Board, which include categorical standards to assist the Board in making its independence determinations, in addition to any other relevant facts and circumstances. These standards provide that a director generally will not be independent if:

●	The director is or has been an employee of the Company within the last three years or has an immediate family member who is or has been an executive officer of the Company within the last three years.

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●	The director has received or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
●	The director is, or has an immediate family member who is, a current partner of a firm that is the Company’s internal or external auditor (“Firm”).
●	The director is a current employee of such Firm.
●	The director has an immediate family member who is a current employee of such Firm and who personally works on the Company’s audit.
●	The director was, or has an immediate family member who was, within the last three years but is no longer a partner or employee of such Firm and personally worked on the Company’s audit within that time.
●	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.
●	The director is a current employee or an immediate family member is a current executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.
●	The director or an immediate family member is, or has been within the last three years, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company’s indebtedness for borrowed money to the other is or was 2% or more of the other company’s total consolidated assets.
●	The director or an immediate family member is currently an officer, director or trustee of a charitable organization that in any of the last three fiscal years received from the Company, or any executive officer of the Company, annual charitable contributions to the organization that exceeded the greater of $1 million, or 2% of such charitable organization’s gross revenue for the last completed fiscal year.

The Board considers the following to be immaterial when making independence determinations:

●	If a director is an officer, director or trustee of a charitable organization or entity to which the Company has made grants or contributions in the past year of less than $100,000.

Executive Sessions

Independent directors meet regularly in executive sessions without management. The non-executive Chair of the Board, Ms. Matthews, presides over these sessions. An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be held from time to time as required.

Nomination of Directors

In identifying and evaluating nominees for director, the Corporate Governance Committee takes into account the applicable requirements for directors under the Exchange Act, and the listing standards of the NYSE. The Corporate Governance Committee also takes into account the outside positions of the director nominees, together with their contributions to Aptar’s Board and their other business and professional commitments, to ensure that each director had, and will have, sufficient capacity to serve on Aptar’s Board.

The Board has established a maximum age limit for director nominees. Nominees must be 74 years old or younger at the time of election or re-election.

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Nominee Criteria

In addition to the factors described above, the Corporate Governance Committee may take into consideration such factors and criteria as it deems appropriate, including, but not limited to:

● Character ● International Perspectives & Cultural Diversity	● Judgment ● Gender Diversity	● Overall Board Diversity ● Business Experience & Acumen

In addition to candidates recommended by members of the Board or management, the Corporate Governance Committee also considers individuals recommended by stockholders. The Corporate Governance Committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any nominee recommended by members of the Board or management. In order to recommend a candidate, stockholders must submit the individual’s name and qualifications in writing to the Corporate Governance Committee (in care of the Secretary at Aptar’s principal executive offices at 265 Exchange Drive, Suite 301, Crystal Lake, Illinois 60014) and otherwise in accordance with all of the procedures outlined under “Other Matters—Stockholder Proposals and Nominations” for a director nomination.

The Corporate Governance Committee may engage outside advisers to identify potential director candidates from time to time. The effectiveness of the nomination process is evaluated by the Board each year as part of its annual self-evaluation and more formally by the Corporate Governance Committee as it evaluates and identifies director candidates.

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Director Skills Matrix

Our Governance Committee and our Board are focused on ensuring that a wide range of backgrounds, attributes, viewpoints and experiences are represented on our Board. The skills matrix below highlights the diverse and balanced mix of qualifications and experiences that each director brings to our Board. While we look to each director to be knowledgeable in the areas identified in the matrix, the areas do not comprise all of the diverse experience, qualifications and skills our directors possess and routinely contribute to our Company.

Skill / Experience	Fotiades	Glickman	Marey-Semper	Matthews	Monnas	Owens	Tanda	Trerotola	Wunderlich	Xing
Executive Leadership
Public Company Governance
International/ Global Experience
Industry Experience (Pharma/Medical Technology/ Consumer Products/ Packaging)
Financial Expertise/ Literacy; Risk Management
Strategy/M&A/ Transformation
Digital Technology/ Cyber
Human Capital/ Executive Compensation/ Talent Management
Sustainability
Commercial (Sales/Marketing)
Manufacturing/ Supply Chain
R&D/Product Innovation

Majority Voting Policy

Our amended and restated by-laws require majority voting for the election of directors in uncontested elections. This means that a director nominee in an uncontested election must receive a number of votes “FOR” that director’s election that exceeds the number of votes cast “AGAINST” that director’s election. Our Corporate Governance Principles further provide that any incumbent director who does not receive a majority of “FOR” votes will promptly tender to the Board his or her resignation from the Board. The Corporate Governance Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will consider the recommendation and publicly disclose its decision within 120 days after the annual meeting. The director who tenders his or her resignation will not participate in the recommendation of the Corporate Governance Committee or the decision of the Board with respect to his or her resignation.

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Communications with the Board of Directors

The Board has established a process for stockholders and other interested parties to communicate with the Board or an individual director, including the non-executive Chair or the independent directors as a group. A stockholder or other interested party may contact the Board or an individual director by writing to their attention at Aptar’s principal executive offices at 265 Exchange Drive, Suite 301, Crystal Lake, Illinois 60014. Communications received in writing are distributed to the Board or to individual directors as appropriate in accordance with procedures approved by Aptar’s independent directors.

BOARD MEETING ATTENDANCE

The Board met 6 times in 2023. During 2023, no current director attended fewer than 75% of the aggregate number of meetings of the Board held during such director’s term and the committees on which each director then served. Aptar does not have a formal policy regarding director attendance at the annual meeting of stockholders. Ms. Matthews, Ms. Xing and Mr. Tanda attended the 2023 annual meeting.

Current Committee Membership and Meetings Held in 2023

Name	Audit	Management Development and Compensation	Corporate Governance
G. Fotiades (I)	M
S. Glickman (I)	M
G. Kampouri Monnas (I)		C
I. Marey-Semper (I)			M
C. Matthews (I)			M
B. Owens (I)	C	M
M. Trerotola (I)	M		C
S. Tanda
R. Wunderlich (I)		M
J. Xing (I)		M
Number of Meetings in 2023	8	6	5

I = Independent; C= Committee Chair; M = Committee Member

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BOARD COMPENSATION

Annual Independent Director Compensation	Additional Annual Cash Retainers for Committee Service
Audit Committee ● Chair: $28,000 ● Member: $11,000 Management Development & Compensation Committee ● Chair: $22,000 ● Member: $7,000 Corporate Governance Committee ● Chair: $17,000 ● Member: $7,000

Cash

●	Each non-employee Board member received an annual retainer of $100,000, except for Ms. Glickman, who received a prorated amount of $75,000 based on her period of service on the Board during 2023 and Ms. Gomez Montiel, who received a prorated amount of $25,000 upon her resignation from the Board in 2023.
●	The Chair, who is not an executive of Aptar, received an annual retainer of $205,000. Each committee member receives an annual retainer with committee chairs receiving an additional retainer.
●	These amounts are paid in advance on an annual basis to directors after they are elected by stockholders at our annual meeting. Directors who join the Board following the annual meeting receive pro-rated amounts corresponding to their period of service.

Equity

●	Each non-employee Board member received an equity grant under the 2018 Equity Incentive Plan with a grant date fair value equal to approximately $150,000, except for the Chair of the Board, who received an equity grant with a grant date fair value equal to approximately $170,000 and Ms. Glickman, who received a prorated grant date fair value equal to approximately $112,500 upon her appointment to the Board. Ms. Xing also received a prorated grant date fair value equal to approximately $37,500, to reflect her appointment to the Board in March 2023.
●	Accordingly, on May 3, 2023, each then-serving non-employee director (other than the Chair of the Board) was granted 1,266 restricted stock units (“RSUs”) and the Chair of the Board was granted 1,435 RSUs and, on October 17, 2023, Ms. Glickman was granted 894 RSUs in connection with her appointment to the Board. Ms. Xing was granted an additional 317 RSUs on May 3, 2023. The May 3, 2023 RSUs vest on May 1, 2024, subject to the non-employee director’s continued service through such date. Ms. Glickman’s RSUs vest on October 17, 2024, subject to her continued service through such date.

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Other

●	Each director is eligible to participate in Aptar’s matching gift program, which matches eligible charitable donations by employees and non-employee directors up to an aggregate of $6,000 annually per person.
●	Employees of Aptar do not receive any additional compensation for serving as members of the Board or any of its committees. Each director is reimbursed for out-of-pocket expenses incurred while attending Board and committee meetings. No retirement benefits or perquisites are provided to non-employee directors.

The non-employee director compensation program is designed to facilitate the continued attraction and retention of directors with the skills, expertise and experience valued by Aptar and position the total compensation for directors near the market median for the general industry survey data and Aptar’s peer group used to evaluate executive compensation (described below under “Compensation Determination” in the “Compensation Discussion and Analysis” section). No changes in compensation levels or design were made to the non-employee director compensation program as compared to 2022.

The following table includes fees paid in cash with respect to 2023 and the grant date fair value of RSUs granted during 2023 to each individual who served as a non-employee director during 2023. Mr. Tanda, our Chief Executive Officer, does not receive additional compensation for his service as a director of Aptar. Please see the 2023 Summary Compensation Table for the compensation received by Mr. Tanda in his capacity as Chief Executive Officer of the Company.

2023 Director Compensation

	Fees Earned
	or Paid in Cash	Stock Awards	Total
Name	($)	($)(1)	($)
G. Fotiades	111,000	149,958	260,958
S. Glickman (2)	83,250	112,581	195,831
M. Gomez Montiel (3)	32,000	149,958	181,958
G. Kampouri Monnas	122,000	149,958	271,958
A. Kramvis (4)	‒	149,958	149,958
I. Marey-Semper	107,000	149,958	256,958
C. Matthews	205,000	169,976	374,976
B. Owens	135,000	149,958	284,958
M. Trerotola	128,000	149,958	277,958
R. Wunderlich	107,000	149,958	256,958
J. Xing (5)	133,750	187,507	321,257
(1)	The amounts reported in this column represent the grant date fair value of RSUs granted during 2023, calculated using the closing market price of our common stock on the applicable grant date and discounted for dividends not received during the vesting period, resulting in a fair value of $118.45 for the grants that occurred on May 3, 2023 and a fair value of $125.93 for the October 17, 2023 grant to Ms. Glickman. As of December 31, 2023, Ms. Matthews held 1,435 RSUs, Ms. Glickman held 894 RSUs, Ms. Xing held 1,583 RSUs and each other non-employee director held 1,266 RSUs.
(2)	Ms. Glickman was appointed to the Board, effective September 5, 2023.
(3)	Ms. Gomez Montiel resigned from the Board, effective July 9, 2023.
(4)	Mr. Kramvis resigned from the Board, effective May 6, 2023.
(5)	Ms. Xing was appointed to the Board, effective March 1, 2023. Ms. Xing’s compensation also reflects fees for her service on the Board from March 1, 2023 to the date of the 2023 annual meeting of stockholders.

32	2024 Proxy Statement

Proposal 2: Advisory Vote to Approve Executive Compensation

Pursuant to Section 14A of the Exchange Act, Aptar stockholders are being offered the opportunity to cast a non-binding advisory vote at the annual meeting to approve the compensation of Aptar’s Named Executive Officers (“NEOs”) as disclosed in the Compensation Discussion and Analysis (“CD&A”) and tabular disclosures of this proxy statement. This is not a vote on the Company’s general compensation policies or the compensation of the Board. We currently intend to submit an advisory vote on the compensation of our NEOs to our stockholders annually.

Aptar’s compensation philosophy and objectives are to fairly reward our executives for growing our business and increasing value to stockholders and to retain our experienced management team.

The overall compensation program for NEOs includes an annual performance incentive element that rewards the NEOs for the Company’s short-term performance and improvement in Company performance from the prior year, as well as equity-based elements (options, RSUs and long-term performance incentive awards in the form of performance-based RSUs, or PRSUs) that provide for long-term compensation that is driven by our share performance and, therefore, is aligned with our stockholders’ interests. The specific objectives of our compensation program are that a substantial portion of the NEOs’ compensation should be performance-based and should be delivered in the form of equity-based awards. Our CD&A describes our compensation philosophy and objectives in more detail.

The Board of Directors values the opinions of our stockholders. Although the resolution is advisory and non-binding, the Board will consider the outcome of the advisory vote when making future compensation decisions.

The Board of Directors recommends a vote FOR the following non-binding resolution:

“Resolved, that the compensation of the Company’s NEOs, as disclosed pursuant to the executive compensation disclosure rules of the SEC, including the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement, is hereby approved.”

2024 Proxy Statement	33

Proposal 3: Approval of an Amendment to Aptar’s Amended and Restated Certificate of Incorporation to Reflect New Delaware Law Provisions Regarding Officer Exculpation

Background

Our Amended and Restated Certificate of Incorporation (the “Charter”) currently limits the monetary liability of our directors in certain circumstances pursuant to, and consistent with, Section 102(b)(7) of the Delaware General Corporation Law. Effective August 1, 2022, the State of Delaware amended Section 102(b)(7) to allow Delaware corporations to include a provision in their certificates of incorporation eliminating or limiting monetary liability for certain senior corporate officers for certain breach of fiduciary duty actions. Amended Section 102(b)(7) was adopted to address the inconsistent treatment between officers and directors and help address rising litigation costs for Delaware corporations. For both directors and officers, exculpation is not permitted for breaches of the duty of loyalty, acts or omissions not in good faith or those that involve intentional misconduct or a knowing violation of law, or any transaction in which the director or senior officer derived an improper personal benefit. In addition, for senior officers, amended Section 102(b)(7) only permits exculpation for direct claims brought by stockholders (as opposed to derivative claims made by stockholders on behalf of the corporation, with respect to which exculpation of senior officers is not permitted).

The Proposed Amendment

In light of this update to Section 102(b)(7), we are proposing to amend the Charter to add a provision exculpating certain of the Company’s officers from liability in specific circumstances, as permitted by Delaware law (the “Proposed Charter Amendment”). In accordance with amended Section 102(b)(7), the Proposed Charter Amendment would only permit exculpation for direct claims (as opposed to derivative claims made by stockholders on behalf of the Company) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Furthermore, the Proposed Charter Amendment would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the Company itself. The rationale for so limiting the scope of liability is to strike a balance between stockholders’ interest in accountability and their interest in the Company being able to attract and retain talented officers to work on its behalf.

Purpose and Effect of the Proposed Charter Amendment

The Board believes that adopting the Proposed Charter Amendment would benefit the Company and stockholders by:

●	Enhancing the ability of the Company’s senior officers to make decisions that will maximize the Company’s value;
●	Allowing the Company’s senior officers to more freely exercise their independent business judgment to advance the goals of the Company and maximize value for the Company’s stockholders; and
●	Maintaining our ability to attract and retain highly qualified officer candidates, which may be adversely impacted if other companies adopt officer exculpation provisions and we do not follow suit.

In addition, the Board believes that there is a need for directors and officers to remain free of the risk of financial ruin as a result of an unintentional misstep. Therefore, taking into account the narrow class and type of claims for which officers’ liability would be exculpated, and the benefits the Board believes would accrue to the Company and its stockholders, as set forth above, the Board determined that it is in the best interests of the Company and our stockholders to adopt the Proposed Charter Amendment.

34	2024 Proxy Statement

The full text of the Proposed Charter Amendment is set forth in a new Article SIXTEEN of the Charter attached as Appendix A. This summary of the Proposed Charter Amendment is qualified in its entirety by reference to Appendix A.

Effect of Approval and Required Vote

The affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is required to approve the Proposed Charter Amendment. If stockholders approve the Proposed Charter Amendment by the requisite vote, the Company will file with the Secretary of State of the State of Delaware a Certificate of Amendment to the Charter setting forth the Proposed Charter Amendment, shortly following the annual meeting, to incorporate the approved amendment. The Proposed Charter Amendment will become effective upon the effectiveness of the Certificate of Amendment with the Secretary of State of the State of Delaware.

The Board of Directors recommends a vote FOR approval of the proposal to amend the Company’s Amended and Restated Certificate of Incorporation to Reflect New Delaware Law provisions regarding officer exculpation.

2024 Proxy Statement	35

Proposal 4: Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2024

Aptar is asking stockholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as Aptar’s independent registered public accounting firm for the fiscal year ending December 31, 2024. PricewaterhouseCoopers LLP has audited Aptar’s consolidated financial statements annually for over 30 years.

The Board of Directors and the Audit Committee recommend a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2024.

As described in its charter, the Audit Committee is responsible for the appointment, retention, termination, compensation and oversight of Aptar’s independent registered public accounting firm. On an annual basis, the Audit Committee considers the engagement of the independent registered public accounting firm. In selecting PwC as Aptar’s independent registered public accounting firm for fiscal 2024, the Audit Committee evaluated, among other factors:

●	PwC’s performance during fiscal year 2023 and in previous fiscal years, including the quality of PwC’s services, the sufficiency of PwC’s resources and the quality of the Audit Committee’s ongoing discussions with PwC;
●	PwC’s tenure as the Company’s independent registered public accounting firm and the depth of its understanding of our business, accounting policies and practices and internal control over financial reporting;
●	the professional qualifications of PwC, the lead audit engagement partner and other key engagement partners;
●	the scope of PwC’s independence program and its processes for maintaining its independence;
●	the scope of PwC's internal quality control program and the result of its most recent quality control reviews, including reviews by the Public Company Accounting Oversight Board;
●	the appropriateness of PwC’s fees for audit and non-audit services (on both an absolute basis and as compared to its peer firms); and
●	the relative benefits, challenges, overall advisability and potential impact of selecting a different independent registered public accounting firm.

PwC rotates its lead audit engagement partner every five years; the Audit Committee interviews proposed candidates and selects the lead audit engagement partner.

Representatives of PwC are expected to attend the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

36	2024 Proxy Statement

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees (rounded to the nearest thousand) charged to Aptar by PwC for audit services rendered in connection with the audited consolidated financial statements and reports for the 2023 and 2022 fiscal years and for other services rendered during the 2023 and 2022 fiscal years to Aptar and its subsidiaries. The numbers in the table below may not sum due to rounding.

Fee Category	2023	% of Total	2022	% of Total
Audit Fees	$4,476,200	98%	$4,237,700	91%
Audit-Related Fees	13,900	0%	198,600	4%
Tax Fees	79,400	2%	149,500	3%
All Other Fees	900	0%	57,400	1%
Total Fees	$4,570,400	100%	$4,643,200	100%

Audit Fees primarily represent amounts billed for the audit of Aptar’s annual financial statements, including statutory audits of the financial statements at certain non-U.S. locations, the audit of our internal control over financial reporting, reviews of our quarterly financial statements, providing consents and reviewing documents to be filed with the SEC.

Audit-Related Fees primarily represent amounts billed for attestations for certifications for a foreign subsidiary.

Tax Fees primarily represent amounts billed for services related to tax advice on the Company’s global tax structure, which includes U.S./international tax advisory and transfer pricing related services. Tax Fees also include tax compliance and preparation services including federal, state and international tax compliance and assistance with tax audits and appeals. Lastly, Tax Fees includes tax due diligence services in support of the Company's acquisition related activity.

All Other Fees primarily represent financial due diligence services performed in connection with the Company’s acquisition activity and for subscriptions to virtual accounting services.

The Audit Committee’s policies and procedures require pre-approval for all audit and permissible non-audit services to be performed by Aptar’s independent registered public accounting firm. These services are pre-approved by the entire Audit Committee; however, the Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals provided that any such decision of such member or members must be presented to the full Audit Committee at its next scheduled meeting.

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Executive Officer Compensation

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Following is a discussion and analysis of our compensation programs as they apply to our NEOs for 2023, namely:

Stephan B. Tanda President and Chief Executive Officer (“CEO”)	Robert W. Kuhn Executive Vice President, Chief Financial Officer (“CFO”)	Gael Touya President of Aptar Pharma segment	Marc Prieur President of Aptar Beauty segment	Xiangwei Gong President of Aptar Asia

Financial and Operational Highlights

In 2023, Aptar achieved the following:

$3.5 billion Record Reported Sales	30th year 29th consecutive year of paying an increased aggregate annual dividend	$284 million Annual net income	$4.25 Annual diluted earnings per share

38	2024 Proxy Statement

Executive Compensation Highlights

Independent Management Development and Compensation Committee	Compensation Consultant retained by and reporting directly to the Management Development and Compensation Committee	Pay that is designed to be competitive, with a significant portion delivered as performance-based and/or at-risk compensation	Emphasis on future pay opportunity vs. current pay	Mix of performance metrics supportive of our business strategy and compensation objectives

TARGET PAY “AT-RISK”(1)	TARGET PAY IS LONG-TERM(1)

A significant portion of our targeted annual compensation is performance-based and/or subject to forfeiture (“At-Risk”) (defined as short-term incentives plus time and performance-based long-term incentives), with emphasis on variable pay to reward short- and long-term performance measured against pre-established objectives developed based on our Company’s strategy and aligned with stockholder value creation.

(1) NEO Pay At-Risk excludes CEO

Our long-term incentive awards are equity-based and have multi-year vesting provisions to encourage retention. (1) NEO Pay Long-Term excludes CEO

2024 Proxy Statement	39

The following table lists the material elements of Aptar’s 2023 executive compensation program applicable to the NEOs. The Management Development and Compensation Committee believes that the design of Aptar’s executive compensation program balances fixed and variable compensation elements, provides alignment with Aptar’s short and long-term financial and strategic priorities through the annual and long-term incentive programs, and provides alignment with stockholder interests.

	Element	Description	Purpose	Factors Influencing Amount
	Salary	● Fixed cash compensation ● Reviewed annually and adjusted if appropriate	● Facilitate attraction and retention ● Recognize individual’s skills, competencies and experience	● Experience, market data, individual role and responsibilities and individual performance
At-Risk	Annual Short-Term Incentives (“STI”)
●
Variable cash incentive compensation based on Company and/or Segment/unit performance with respect to three metrics: STI Adjusted EBITDA, core sales and the optimization initiative, which measures selling, general and administrative costs and the labor cost portion of cost of sales as a percentage of sales

●
Target achievement levels for STI Adjusted EBITDA and core sales metrics are based on improvements in performance from the prior year, with the performance goals the same as in prior years to enhance long-term focus
●
Target achievement level for the optimization initiative metric anchored on our 2023 budget
●
Emphasizes profit and cost controls (75%) over sales (25%)
●
Capped payouts if maximum goals are met
●
Participants may elect to receive up to 50% of STI in RSUs, with additional RSUs granted equal to 20% of elected amount

●
Provide an incentive to achieve performance goals that are deemed critical to the business, our strategy and aligned with stockholder value creation
●
Motivate improvement in Company performance from the prior year

●
Annual target opportunity determined annually based on market data, individual role and responsibilities and individual performance
●
Payout based on Company and Segment/unit performance compared to prior year or in the case of the optimization initiative, based on performance compared to targets anchored to budget

	Long-term Incentives (“LTI”)	PRSUs vest contingent upon Company performance measured over three years based on the following: ● Adjusted ROIC based on internally established objectives (2)	● Build ownership and align with stockholders’ interests ● Provide an incentive to achieve performance goals that are deemed critical to the business, our strategy and aligned	● Intended target amount of all LTI awards is based on individual role and responsibilities, individual performance and U.S. market data; for PRSUs, vesting only occurs if a threshold

40	2024 Proxy Statement

● Adjusted ROIC subject to modifier, based on TSR relative to the S&P 400 Mid Cap companies (3)	with stockholder value creation	level of achievement is attained
RSUs	● Build ownership and align with stockholders’ interests ● Facilitate retention ● Reward long-term success and growth	● Intended target amount of all LTI awards is based on individual role and responsibilities, individual performance and market data; vesting of RSU awards over a three year term.
Stock Options
●
Build ownership and align with stockholders’ interests
●
Facilitate retention
●
Reward long-term success and growth
●
Provide incentive to take actions that support stockholder value creation as the stock options will have no value unless the stock price appreciates above the underlying exercise price

●
Intended target amount of all LTI awards is based on individual role and responsibilities, individual performance and market data; vesting of stock option awards over a three year term.
●
Stock options only have value if the stock price appreciates above the exercise price, with the 2023 stock options having an exercise price set at a 10% premium to the stock price on the date of grant.

(1)	For Touya, Prieur and Gong, a portion of their STI is based on the STI Adjusted EBITDA improvement and core sales growth in the NEOs’ areas of responsibility. See “Short-Term Incentives” later in this Compensation Discussion & Analysis.
(2)	Adjusted return on invested capital (or Adjusted ROIC) over the three-year period, is defined as the three-year average of (i) adjusted earnings before net interest (but after taxes), which includes the impact of restructuring charges at 40% in year 1 and 30% in year 2 and 3, but excludes acquisition-related costs, purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities, divided by (ii) the Company’s average capital (i.e., equity excluding currency effects plus net debt). The target is adjusted down for 0.2% for every $100M in acquisitions over the three-year performance period. The 0.2% adjustment assumes that over the performance period, the acquisition will become accretive to returns.
(3)	Total stockholder return (or TSR) is measured by price appreciation of the Company's common stock over a three-year performance period and reinvestment of dividends, and is compared to the TSR of the S&P 400 MidCap Index over such three year performance period.

2024 Proxy Statement	41

Compensation Philosophy and Objectives

Our compensation philosophy and objectives are, first and foremost, to fairly and competitively compensate our executives for growing our business and increasing value for stockholders and, secondly, to retain our experienced management team.

We believe that the following factors are supportive of our compensation objectives:

What We Do	What We Do Not Do

●
Pay program designed to be reasonable, performance-based and supportive of our business strategy and compensation objectives
●
Significant amount of pay that is at-risk (both annual and long-term), with a substantial amount provided in equity (and therefore aligned with stockholders)
●
Stock ownership guidelines, limits on executive officer stock trading and prohibition of hedging or pledging of Aptar equity securities
●
Employment and change-in-control agreements that are designed to be competitive in markets in which we compete for executive talent
●
Beginning with the 2022 annual equity awards, our annual equity grants contain double trigger vesting provisions in the event of a change in control
●
We maintain a stand-alone clawback policy allowing for the recoupment of compensation in the event of a financial statement restatement
●
For 2023, the performance-based component of the annual equity grant increased from 60% to 75%, with the inclusion of 50% PRSUs and 25% premium-priced options

●
Tax gross-up agreements with NEOs, other than those related to relocation benefits or expatriate assignments
●
Significant perquisites other than common perquisites provided in the context of expatriate assignments or related to relocation
●
Practices or design features that encourage excessive risk taking
●
Reprice stock options without stockholder approval
●
Grant discounted stock options

42	2024 Proxy Statement

Stockholder Feedback on Compensation Practices

The Management Development and Compensation Committee considered the continued support that our proposal on executive compensation received from stockholders at our 2023 annual meeting of stockholders, at which approximately 94.5% of votes cast (excluding abstentions and broker non-votes) were in favor of our compensation policies and practices. Overall, we achieved a five-year average vote of approximately 98% of votes cast. The Management Development and Compensation Committee determined that the Company's executive compensation philosophy and objectives and compensation elements continued to be appropriate and no changes were made to our executive compensation program in response to the advisory vote. However, in connection with its regular review of the Company’s executive compensation program, in 2023, the Management Development and Compensation Committee modified the Company’s executive compensation program to incorporate an additional performance-based component into its LTI program, with the inclusion of stock options. Stock options do not have any value unless the stock price appreciates from the date of grant and, in the case of 2023, the Management Development and Compensation Committee included premium-priced stock options to further incentivize taking actions that support long-term stock price appreciation.

Factors Considered when Determining Compensation Levels:
Industry Data ● We benchmark all roles against size-appropriate published general industry survey data covering the U.S. and local international markets.
Peer Data Review ● We review proxy data from the Company’s compensation peer group for the CEO and CFO roles.

Individual

●
We understand the importance of retaining a talented executive management team, which manages a globally diverse business while balancing a unified, single management team with a high focus on delivering results. We review past compensation levels and place a high value on the experience of executive management.

The Management Development and Compensation Committee has historically intended to create a compensation program for NEOs that generally targets cash compensation at the median and long-term compensation between the 50th and 75th percentiles compared to the relevant market data. The Management Development and Compensation Committee may deviate from its targeted positioning based on circumstances such as executive tenure, Company/Segment performance or individual performance. The benchmarking study conducted by Pay Governance used for evaluating Aptar’s 2023 executive compensation program, described in further detail below, noted the following high-level findings for our executive officers, including NEOs, as compared to general industry survey data:

●	Base salaries generally fell between the 35th and 65th percentiles;
●	Target cash compensation levels generally ranked between the 45th and 65th percentiles;
●	Long-term performance incentives were generally between the 50th and 75th percentiles; and
●	Target total direct compensation levels (salary + target bonus + target LTI values) were generally between the 50th and 75th percentiles.

For 2023, the Management Development and Compensation Committee confirmed the compensation peer group (“Peer Group”) which serves as part of the basis for the Management Development and Compensation Committee's decisions regarding the pay of the CEO and CFO. Peer group data were developed from proxies

2024 Proxy Statement	43

and supplemental information reported by several compensation surveys for CEOs and CFOs at industrial companies viewed as comparable in size to Aptar. In consultation with Pay Governance, the Management Development and Compensation Committee and management used the following characteristics to assess the Company's current peers as well as to identify any potential replacements:

●	Compete with Aptar for market share, operate in similar industries (e.g., packaging, specialty chemicals, specialty materials) and are based in the U.S.;
●	Provide similar intermediate products (e.g., structured materials, packaging, closures, spray products) to similar end-use markets (e.g., consumer, beauty, home, pharmaceutical, medical, healthcare, food, beverage);
●	Fall within a reasonable range of Aptar's size and scale based on several factors (e.g., revenue, assets, invested capital, number of employees, market capitalization);
●	Earn a considerable amount of their revenue outside of the U.S.;
●	Appear to be valued like Aptar by the stock market based on their market capitalization to revenue vs. Aptar's; and
●	Compete with Aptar for senior executive talent (companies Aptar potentially would recruit senior talent from, and possibly lose senior talent to).

The Peer Group is not a comprehensive list of all of Aptar’s competitors. Rather, it includes a set of companies that meet most, but not necessarily all, of the peer group selection criteria noted above. The Management Development and Compensation Committee approved the Peer Group for evaluating target pay levels of the CEO and CFO as well as for assessing Aptar's executive pay practices and policies. The 2023 approved peer group includes three new companies highlighted below, which were added based on the selection criteria noted above. In addition to the new companies added, Hill-Rom Holdings, Inc. was removed from the Peer Group due to its acquisition by Baxter International Inc.

2023 Peer Group Companies:

Albemarle Corp.

Ashland Global Holdings Inc.

Berry Global Group, Inc.

Catalent, Inc.

CCL Industries, Inc.

Enovis Corporation*

ICU Medical, Inc.

Ingredion Inc.

International Flavors & Fragrances

McCormick & Company

Perrigo Company* Revvity, Inc.* Sealed Air Corp Sensient Technologies, Inc. Silgan Holdings Inc. Sonoco Products Co. Stericycle, Inc. STERIS plc Teleflex Inc. West Pharmaceutical Services, Inc.

The Management Development and Compensation Committee reviews compensation survey information prepared by its compensation consultant for the CEO and other executive officer positions annually. Consistent with prior years, the compensation elements evaluated by Pay Governance in 2023 were base salary, target annual cash incentives, target total cash compensation (the sum of base salaries and target cash incentives), target LTI, and target total direct compensation (the sum of target total cash compensation and target LTI). In considering compensation for the CEO and CFO, the Management Development and Compensation Committee considered Peer Group compensation data compiled from the most recent proxy statement at the time of analysis, in addition to the compensation survey information prepared by Pay Governance. When determining the 2023 compensation opportunities of executive officers other than Mr. Tanda, the Management Development and Compensation Committee also reviewed recommendations furnished by Mr. Tanda, including salary, target annual cash incentive and target LTI recommendations. In 2023, Mr. Tanda, participated in all discussions regarding salaries and incentive compensation for all of our executive officers, except during discussions regarding his own compensation. Mr. Tanda made suggestions or recommendations during these discussions; however, all deliberations and determinations regarding the

44	2024 Proxy Statement

compensation of our executive officers were made solely by the Management Development and Compensation Committee.

Targeted base salary, annual incentive opportunities and LTI grant values were provided by Pay Governance from several compensation surveys covering U.S. and non-U.S. executives and included general industry data for hundreds of companies. Wherever possible, the market data was adjusted to Aptar’s revenue size or the size of the position's operating unit. The same compensation elements also were reviewed by Pay Governance in the analysis of Peer Group data for Messrs. Tanda and Kuhn.

As noted earlier, based on Pay Governance's competitive compensation analysis that was furnished to the Management Development and Compensation Committee, Aptar’s 2023 total direct compensation for the NEOs, in aggregate was generally positioned between the 50th and 75th percentiles of the published survey data. Specifically, most elements of total direct compensation for the CEO and CFO were positioned within +/- 10% of the 50th percentile with respect to the 2023 Peer Group.

Elements of Our Executive Compensation Program

There are three main elements of our executive compensation program which are described below.

Salary. The salary level of the CEO is established by the Management Development and Compensation Committee each January after evaluating individual performance and discussing the market data provided by Pay Governance. The salary levels of the other NEOs are also set each January after evaluating and discussing the recommendations of the CEO and reviewing the market data provided by Pay Governance for the other NEO positions. The Management Development and Compensation Committee approved the 2023 salaries for the NEOs as presented below. For 2023, the Management Development and Compensation Committee approved salary levels that were consistent with 2022 in recognition of the Company’s efforts to manage and control costs.

Name	2023 Salary	2022 Salary	% Increase
Tanda	$1,118,500	$1,118,500	—%
Kuhn(1)	$681,299	$671,174	2%
Touya(2)	$573,294	$561,328	2%
Prieur(3)	$625,779	$603,011	4%
Gong	$494,647	$494,647	—%
(1)	Mr. Kuhn’s compensation increase considers the elimination of the annual car benefit in 2022, the value of which is now fully included in his 2023 salary.
(2)	Mr. Touya's compensation is denominated in Euros and was translated to U.S. dollars using the average exchange rate for the year. His 2023 salary in Euros is 530,000, which represents a 0% increase over his 2022 salary in Euros. Mr. Touya’s increase is due to exchange rate fluctuations.
(3)	Mr. Prieur’s compensation is denominated in Swiss Francs and was translated to U.S. dollars using the average exchange rate for the year. His 2023 salary in Swiss Francs is 562,000, which represents a 0% increase over his 2022 salary in Swiss Francs. Mr. Prieur’s increase is due to exchange rate fluctuations.

Short-term Incentives (“STI”)

The Management Development and Compensation Committee continues to maintain the Company's historical approach to linking pay to performance. The STI plan is based on STI Adjusted EBITDA, core sales growth and, beginning in 2023, the optimization initiative metric, which is measured as the sum of selling, general and administrative costs and the labor cost portion of cost of sales as a percentage of sales, with the STI design placing three times as much emphasis on profitability and cost controls than top-line growth. In addition, the 2023 STI design continues to emphasize segment/unit results with different STI Adjusted EBITDA and core sales goals for each segment/unit. The Management Development and Compensation Committee added the optimization initiative metric as a new performance goal under the STI plan for 2023 in order to incentivize the NEOs to focus on cost management and operational leverage, which is consistent with our strategic priorities for the next five years and reinforces the importance of this key metric as a priority throughout the organization. The Management Development and Compensation Committee chose STI Adjusted EBITDA, core sales growth and the optimization initiative metric as performance measures because

2024 Proxy Statement	45

they are viewed as being directly tied into goals that we believe are critical to our business strategy and the creation of stockholder value.

The Company STI Adjusted EBITDA and core sales growth goals under the STI place emphasis on continuous improvement over the prior year’s results. As a result, NEOs earn no STI payout with respect to such goals if results are less than prior year performance, with results equal to the prior year producing a threshold payout (50% of target). Further, the Company continues to use year-over-year consistency for determining target and maximum payouts. Under this approach, the Management Development and Compensation Committee approved growth rates in STI Adjusted EBITDA and core sales, which do not change from year to year because they are based on the Company’s long-term expectations of the business. The optimization initiative goals were anchored on our 2023 budget and require our cost reduction performance to be less than the budgeted amount in order to achieve target performance. For Messrs. Touya and Prieur and Ms. Gong, the STI Adjusted EBITDA and core sales performance factors are further weighted 40% Company performance and 60% on their respective areas of responsibility. The targets (Threshold/Target/Maximum) of the optimization initiative metric were anchored on our 2023 budget.

The target STI opportunity is a percentage of each NEO's base salary, and is determined annually based on market data, the Company's historical pay practices, individual role and responsibilities, and individual performance. For 2023, the target STI opportunities, as a percentage of base salary, did not increase for the NEOs.

The following illustrates how the 2023 STI payouts were calculated:

At the beginning of 2023, the Management Development and Compensation Committee established the following growth in Company performance and weightings for the STI Adjusted EBITDA and core sales growth metrics for 2023. These growth objectives for the STI Adjusted EBITDA and core sales growth goals are consistent with prior years, as well as with the Company’s continuous improvement mindset. They also consider our economic expectations for our different segments.

2023 STI Performance for Corporate and Segments
Corporate and
Segments STI Adjusted
EBITDA(1) Growth vs
Prior Year (Weighted					Corporate and Segments Core Sales(2) Growth vs Prior Year
50% of Target)(3)					(Weighted 25% of Target)(3)
				Performance					Performance
Corp	Beauty	Pharma	Asia	Factor	Corp	Beauty	Pharma	Asia(3)	Factor
<0%	<0%	<0%	<3%	0%	<0%	<0%	<0%	<3%	0%
0.0%	0.0%	0.0%	3.0%	50.0%	0.0%	0.0%	0.0%	3.00%	50.0%
5.0%	5.0%	5.0%	10.0%	100.0%	4.0%	3.0%	6.0%	10.00%	100.0%
7.0%	7.0%	6.5%	12.0%	125.0%	5.0%	4.0%	7.0%	11.25%	125.0%
10.0%	10.0%	8.0%	14.0%	150.0%	6.0%	5.0%	8.0%	12.50%	150.0%
13.0%	13.0%	9.0%	16.0%	175.0%	6.5%	5.5%	9.0%	13.75%	175.0%
15.0%	15.0%	10.0%	18.0%	200.0%	7.0%	6.0%	10.0%	15.00%	200.0%
(1)	STI Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding acquisition costs, impact of acquisitions in the year acquired and a portion of transformation costs.

46	2024 Proxy Statement

(2)	Core sales growth is defined as organic sales growth that excludes currency effects and acquisition effects in the past 12 months.
(3)	For performance between performance levels, payout levels will be determined based on straight line interpolation.

	Corporate and Segments STI Adjusted	Corporate and Segments Core
	EBITDA Growth vs Prior Year	Sales Growth vs Prior Year
Actual Growth Rates	(Weighted 50% of Target)	(Weighted 25% of Target)
Corporate	13.8%	3.1%
Beauty	13.1%	1.7%
Pharma	22.6%	15.1%
Asia	23.1%	1.0%

At the beginning of 2023, the Management Development and Compensation Committee established the following achievement levels for the optimization initiative metric for 2023, which achievement levels were anchored on our 2023 Board-approved budget:

2023 Corporate Optimization Initiative Performance (Weighted 25% of Target)(1)
Corp	Performance Factor
37.9%	50%
37.6%	100%
36.6%	200%
2023 Actual Performance	38.8%
(1)	The optimization initiative metric is defined as the sum of selling, general and administrative costs and the labor cost portion of cost of sales as a percentage of sales, excluding the impact of any restructuring activity and the impact of any acquisitions and mergers and acquisitions activity that does not result in the consummation of a transaction.

Based on actual performance in 2023 and applying the weighting described above, the following performance factors were determined for 2023 and resulted in the following 2023 STI (adjusted for rounding):

	2023 Base			Performance
NEO	Salary	Target %	Target $	Factor(3)	2023 STI
Tanda	$1,118,500	120%	$1,342,200	114.7%	$1,539,659
Kuhn	$681,299	85%	$579,104	114.7%	$664,299
Touya(1)	$573,294	75%	$429,971	135.9%	$585,263
Prieur(2)	$625,779	75%	$469,334	110.5%	$529,491
Gong	$494,647	75%	$370,985	105.9%	$392,928
(1)	Mr. Touya’s 2023 Base Salary, Target and 2023 STI were denominated in Euros and converted to USD using the average exchange rate for the year. His award was calculated using the spot rate on the initial payment date of the award, which was February 28, 2024.
(2)	Mr. Prieur's 2023 Base Salary, Target and 2023 STI were denominated in Swiss Francs and converted to USD using the average exchange rate for the year. His award was calculated using the spot rate on the payment date of the award, which was February 26, 2024.
(3)	Slight variance in the calculation is due to rounding in the displayed Performance Factor.

The Management Development and Compensation Committee believes it is important to encourage executive officer stock ownership and provide opportunities to increase equity ownership. For those reasons, an executive officer may elect to receive up to 50% of his or her STI in the form of RSUs. If an executive elects to receive a portion of his or her STI in RSUs, the executive will also receive an additional 20% of the elected amount in the form of RSUs to recognize the difference in earned cash STI payouts and RSUs that

2024 Proxy Statement	47

remain at risk to changes in stock price as well as continued service. The value of each RSU is determined by the closing share price on the NYSE on the day preceding the date of grant. RSUs vest over a three-year period, with one third vesting on each of the first three anniversaries of the grant date, and the RSUs converting into our common stock following the vesting date. Recipients of RSUs may not vote the units in stockholder votes and they do not earn or receive any dividend payments on the units. Messrs. Tanda, Kuhn and Touya and Ms. Gong elected to receive a portion of their 2023 STI in RSUs, which election applied to the payouts described above.

Performance Recognition Bonuses

Historically, the Management Development and Compensation Committee has relied on its pre-established executive compensation program to achieve the goals of its compensation philosophy. That program does not base incentive payouts on specific individual or strategic goals and has avoided adjustments for extraordinary items or special charges in determining the Company’s achievement of the program’s financial goals. The Management Development and Compensation Committee believes this approach has worked well, resulting in pay outcomes highly aligned with our performance and shareholders’ interests. While the Management Development and Compensation Committee reserves the discretion to award performance bonuses when it deems appropriate, the last time it awarded a discretionary bonus to an NEO was in 2018.

After considering the Company’s STI performance and its achievement of the pre-established financial goals, the Management Development and Compensation Committee noted a number of important accomplishments of the management team, including our NEOs, which we believe contributed to our financial performance and the strong rebound in our stock price, including the following:

●	Leading the Company’s efforts around cost optimization and operational leverage that yielded margin expansion in each of the Company’s segments;
●	Navigating labor and other requirements in connection with the Company’s rationalization of its global footprint, as well as inflationary pressures on certain raw material costs, while achieving year-over-year double-digit earnings per share growth; and
●	Supporting important strategic initiatives, including the segment realignment, integration of facilities and certain investments and partnerships, as management continues to review and optimize the Company’s portfolio of businesses.

In consideration of those results, the Management Development and Compensation Committee determined it was appropriate and consistent with our compensation philosophy to recognize management’s achievements with performance recognition bonuses, including bonuses for the NEOs as follows: Tanda $168,000; Kuhn $72,000; Touya $54,184 ($50,000 in local currency); Prieur $60,217 ($53,000 in local currency); and Gong $46,000.

Long-term Performance Incentives (“LTIs”)

We manage our business for the long-term benefit of all stakeholders and consequently we believe that it is important that our NEOs receive a substantial portion of their compensation in the form of long-term incentives (LTI). Additionally, we believe LTI compensation in the form of equity awards provide a strong alignment between the interests of our NEOs and our stockholders. The Management Development and Compensation Committee also believes that long-term equity awards are an essential tool in promoting executive retention. Consistent with our LTI grants for the past several years, the annual LTI grants in 2023 included RSUs that vest based on continued service and PRSUs that vest based on achieving pre-established performance objectives. In addition, as previously disclosed, the Management Development and Compensation Committee determined to add stock options into the LTI mix beginning in 2023. As a result of this change, the target LTI award for 2023 was comprised of 50% PRSUs, 25% stock options and 25% time-based RSUs. The Management Development and Compensation Committee believes this change enhances the performance orientation of the Company’s LTI program by increasing awards tied to performance-based components from 60% to 75% of target award value, further aligning the Company’s pay program with the interests of stockholders and balancing relative stock price performance with absolute improvements in our

48	2024 Proxy Statement

stock price. In addition, for the 2023 stock option awards, the Management Development and Compensation Committee further increased the performance aspect of the 2023 stock options by granting premium-priced options, with the exercise price of the 2023 stock options set at a 10% premium to the stock price on the date of grant. The Management Development and Compensation Committee believed this was appropriate as a means to reintroduce stock options as part of our LTI mix. Dividends are not declared or paid with respect to RSUs, PRSUs or stock options.

Setting Award Value

In early 2023, the Management Development and Compensation Committee granted the NEOs LTI awards. In approving the 2023 LTI awards and based on a review of market data, as reported by Pay Governance, the Management Development and Compensation Committee also approved a market-based approach to determining LTI values, which calculates the grant value delivered to award recipients based on current market price rather than accounting values. The Management Development and Compensation Committee believes that the use of a market-based approach to determine the number of shares to grant aligns with prevalent market practice and is more representative of the intended targeted value of compensation to be granted to participants. Target amounts of the LTI awards are also based on individual roles and responsibilities, individual performance and market data. The target LTI amount, as a percentage of base salary, for the NEOs did not change as compared to 2022. Once the LTI target award value was determined for each NEO, the award was divided between PRSUs, RSUs and stock options, weighted 50%, 25% and 25% respectively. The weights between LTI elements are intended to strike a reasonable balance between performance-based grants (PRSUs and stock options) and time or service-based grants (RSUs), consistent with the Company’s pay philosophy and principles.

The following table sets forth the target LTI award value, as a percentage of base salary and in absolute dollars, of the 2023 LTI awards received by each NEO.

NEO	Target Value of LTI Award as a % of Base Salary	Target Value of LTI award(1)
Tanda	470%	$5,256,950
Kuhn	200%	$1,362,598
Touya	175%	$992,348
Prieur	175%	$1,060,834
Gong	175%	$865,632
(1)	Because the amounts reported in this column represent the market-based targeted grant values, they differ from the amounts reported in the 2023 Summary Compensation Table, which are determined in accordance with applicable accounting rules based on the stock price at the date of grant or, in the case of stock options, a Black-Scholes valuation.

PRSUs

PRSUs are measured over a three-year performance period, with the measurement date beginning in the 2nd quarter of the initial year of the performance period and ending in the 2nd quarter three years thereafter. For 2023, the Management Development and Compensation Committee granted PRSUs as 50% of the target LTI award, which vest based on the Company’s Adjusted ROIC modified by the relative TSR performance over a three-year performance period, with potential vesting ranging from 0% to 250% of the target number of shares subject to the award (the “Target Shares”) as follows:

●	Adjusted ROIC over the three-year performance period, is defined as the three-year average of (i) adjusted earnings before net interest (but after taxes), which includes the impact of restructuring charges at 40% in year 1 and 30% in year 2 and 3, but excludes the acquisition-related costs, purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities, divided by (ii) the Company’s average capital (i.e., equity excluding currency effects plus net debt). The target is reduced by 0.2% for every $100M in acquisitions which is weighted for time outstanding in the performance period. The 0.2% adjustment assumes that over the performance period, the acquisition will become accretive to returns. The Management Development and Compensation Committee

2024 Proxy Statement	49

established the Adjusted ROIC performance levels to be challenging but achievable, requiring the strong and consistent performance of the Company over the three-year performance period.
●	TSR relative to the S&P 400 MidCap Index over the three-year performance period, was moved from an independent weighted metric to a modifier for the ROIC payout to place greater emphasis on achieving our internal, long-term ROIC objectives without diminishing the importance of producing better than average returns for shareholders. TSR is measured by share price appreciation of the Company’s common stock over the three-year performance period and reinvestment of dividends, as compared to the TSR of the S&P 400 MidCap Index over the performance period. For the TSR component, the vesting will be determined in accordance with the following schedule:

Company TSR Percentile Rank as compared to the S&P 400 MidCap	Modifier
25th percentile and below	75%
50th percentile	100%
75th percentile and above	125%

RSUs

Twenty-five percent of the 2023 LTI program consisted of time-based RSUs, which vest over a three-year service period, subject to the NEO’s continued employment through the applicable vesting date except to the extent an event triggers accelerated vesting of the 2023 RSUs under the terms of the award agreement or his or her employment or other agreement, as applicable. RSUs are included as a component under the annual LTI program to further enhance the retentive aspect of the Company’s executive compensation program and further align the interests of our NEOs with the long-term interests of the Company’s stockholders as the value of the RSUs remains at-risk and fluctuates based on our stock price performance.

Stock Options

The remaining component of the 2023 LTI program consisted of stock options, which vest over a three-year period, subject to the NEO’s continued employment through the applicable vesting date except to the extent an event triggers accelerated vesting of the 2023 stock options under the terms of the award agreement or his or her employment or other agreement, as applicable. To further emphasize the performance-based aspect of the stock options, the 2023 stock options have an exercise price set at a 10% premium to the Company’s stock price on the grant date, which means that the NEOs will not realize any value with respect to their stock options unless our stock price increases by at least 10% from the grant date. Stock options are included as a component under the annual LTI program to further enhance the retentive aspect of the Company’s executive compensation program and further align the interests of our NEOs with the long-term interests of the Company’s stockholders as the value of the stock options remain at-risk and fluctuates based on our stock price performance, with no value unless our stock price appreciates above the exercise price of the stock options.

2020 PRSU Awards

Under the terms of the 2020 PRSUs, March 2023 was the end of the final year of the three-year performance period for the awards. The 2020 PRSUs were eligible to vest based on Adjusted ROIC and the Company’s relative TSR, weighted 35% and 65%, respectively. The 2020 PRSU performance objectives and the achievement levels are set forth in the tables below.

	Below
Performance	Threshold	Threshold	Target	Maximum	Actual	Vesting
Objective	(0% Vesting)	(50% Vesting)	(100% Vesting)	(200% Vesting)	Results	Percentage
Adjusted ROIC (1)	>8.5%	8.5%	10.5%	12.5%	9.1%	65.7%
Company TSR Percentile Rank vs. S&P 400 MidCap Constituent Company Returns	Below 25th Percentile	25th Percentile	50th Percentile	75th Percentile	25.6th Percentile	51.2%

50	2024 Proxy Statement

(1)	In accordance with the terms of the award agreements, the original ROIC targets are adjusted down 0.2% for every $100M in acquisitions, which is weighted for time outstanding in the performance period.

Based on performance over the three-year performance period, presented below are the number of shares earned for each of the participating NEOs. The earned shares are also presented in the 2023 Option Exercises and Stock Awards Vested Table, presented below.

NEO	Target PRSUs	Earned PRSUs
Tanda	33,300	18,739
Kuhn	9,403	5,291
Touya	7,063	3,975
Prieur	7,131	4,013
Gong	6,117	3,443

2021 Retention/Recognition Grants

In 2021, the Management Development and Compensation Committee granted Mr. Prieur a $500,000 PSU award that was scheduled to vest on December 31, 2023, based on: Beauty + Home Adjusted ROIC and Adjusted EBITDA margin improvement each measured over the 2021 – 2023 performance period and weighted 50%. Adjusted ROIC was defined as (i) Beauty + Home adjusted earnings before net interest (but after taxes), which excludes the business transformation charges (restructuring initiatives), acquisition-related costs, purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities, divided by (ii) Beauty + Home average capital (i.e. equity excluding currency effects + net debt). Adjusted EBITDA for purposes of the PSU award was defined as Beauty + Home earnings before net interest, taxes, depreciation and amortization, adjusted to exclude the business transformation charges (restructuring initiatives), acquisition-related costs, purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities.

	Below
Performance	Threshold	Threshold	Target	Maximum	Actual	Vesting
Objective	(0% Vesting)	(50% Vesting)	(100% Vesting)	(200% Vesting)	Results	Percentage
Beauty + Home Adjusted ROIC	>9.0%	9.0%	10.5%	12.0%	3.4%	0%
Beauty + Home Adjusted EBITDA	>14.0%	14.0%	15.0%	17.0%	12.0%	0%

Based on the performance over the three-year performance period, Mr. Prieur did not earn shares under this award.

Post-Termination Compensation

The employment agreements of our NEOs provide for guaranteed minimum salary levels, death benefits, non-competition clauses and post-termination commitments. The post-termination commitments do not significantly affect the Management Development and Compensation Committee’s decisions concerning other compensation elements. We believe that the post-termination commitments included in the NEOs’ agreements are not substantially different from what is typical at other companies with revenues similar to those of Aptar. Additional information about the employment agreements, including definitions of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2023, is found under “Potential Payments Upon Termination of Employment.”

Retirement Plan Arrangements

We also offer pension plans to our employees, including NEOs. Additional information regarding our pension plans is found under “Pension Benefits.”

We maintain profit sharing and savings plans for our employees, including NEOs. These plans permit employees to make such savings in a manner that is relatively tax efficient.

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Perquisites

Perquisites have historically been an insignificant percentage of overall NEO compensation and therefore generally do not affect the decisions of the Management Development and Compensation Committee when determining other elements of compensation. These perquisites can include a company-provided automobile and supplemental life insurance, among others. Beginning in 2021, the Company began eliminating the automobile benefit for U.S. NEOs, with such benefit being phased out as leases expire. The Company provides competitive perquisites for NEOs on an expatriate assignment, which it believes are consistent with local market practices. For example, pursuant to the terms of her employment agreement, Ms. Gong will receive expatriate benefits relating to her current international assignment in China, which began in October 2018. The additional benefits that she receives are directly related to the additional expenses Ms. Gong incurs as a result of her China assignment. Her benefits include automobile and driver (including insurance, maintenance, reasonable fuel, taxes and vehicle registration costs), educational assistance, international health insurance, travel for two (2) annual trips to the United States for Ms. Gong and her immediate family, housing allowances, tax equalization payments and preparation services, and reimbursement for repatriation to the United States upon certain termination events. Similarly, on January 25, 2022, the Company and Mr. Touya entered into an Expatriate Letter Agreement pursuant to which Mr. Touya’s existing employment agreement will be suspended while he is on assignment with the Company in the U.S. and he will receive compensation and benefits consistent with similarly-situated employees of the Company on an expatriate assignment or as otherwise approved by the Management Development and Compensation Committee, which includes, among other items, travel for two (2) annual trips to the France for Mr. Touya and his immediate family, a company car (including insurance, maintenance, reasonable fuel, taxes and vehicle registration costs), educational assistance, a housing allowance and tax equalization payments and preparation services. The Management Development and Compensation Committee believes it is necessary to provide NEOs with perquisites similar to those provided by other companies in order to recruit and retain the best executive talent or, in the case of expatriate benefits, to induce the executives to accept the expatriate assignment and retain them during the desired period of expatriate service. The Management Development and Compensation Committee reviews the perquisites provided to its NEOs on a regular basis.

Stock Ownership

Under the Company's stock ownership guidelines, the executive officers must own Company common stock and/or hold RSUs representing a value that is as follows: for the CEO, six times his or her base salary and for the remaining executive officers, three times their base salary. Under the guidelines, executive officers must retain 50% of net after taxes shares from any equity vesting until the stock ownership guidelines are met. As of the record date, each NEO was in compliance with the guidelines as presented in the table below.

	Ownership	Ownership Level
Executive Officer	Requirement	Requirement Status
Tanda	6 X Base Salary	Exceeds Guideline
Kuhn	3 X Base Salary	Exceeds Guideline
Touya	3 X Base Salary	Exceeds Guideline
Prieur	3 X Base Salary	Exceeds Guideline
Gong	3 X Base Salary	Exceeds Guideline

Management Development and Compensation Committee’s Use of Consultants and Consultant’s Independence

The Management Development and Compensation Committee has responsibility for approving the compensation programs for our NEOs and acts pursuant to a charter that has been approved by our Board and is available through the Corporate Governance link on the Investor Relations page of the Aptar website located at: investors.aptar.com. Under this charter, the Management Development and Compensation Committee has the authority to retain outside advisers as deemed necessary, and in 2023 the Management Development and Compensation Committee retained Pay Governance as its independent compensation consultant. The Management Development and Compensation Committee has determined that Pay Governance is independent according to the advisor independence factors outlined by the NYSE and its services to the committee do not raise any conflicts of interest.

52	2024 Proxy Statement

Stock Trading Guidelines

We have an Insider Trading Policy that applies to senior management, including our NEOs. The Insider Trading Policy prohibits our senior management from engaging in selling short our common stock or engaging in hedging, pledging or offsetting transactions regarding our common stock.

Clawback Policy

The Management Development and Compensation Committee has adopted a clawback policy in the event the Company is required to prepare an accounting restatement due to material non-compliance with a financial reporting requirement under the federal securities laws. Under the policy, the Management Development and Compensation Committee will, to the extent legally permitted, require reimbursement of that portion of any incentive compensation earned by a current or former executive officer during the three-year period preceding the date on which the Company is required to prepare the restatement, which is in excess of what would have been paid or earned by such executive officer had the financial results been properly reported.

2024 Proxy Statement	53

Compensation Committee Report

The Management Development and Compensation Committee of the Board of Directors oversees Aptar’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Management Development and Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Management Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and this proxy statement.

Management Development and Compensation Committee Giovanna Kampouri Monnas (Chair) Craig Owens Ralf K. Wunderlich Julie Xing

54	2024 Proxy Statement

2023 Summary Compensation Table

The table below contains compensation information for the NEOs of Aptar. For information concerning the objectives of our compensation program, including an analysis of individual compensation elements awarded in 2023, see our “Compensation Discussion and Analysis.”

							Changes in
							Pension Value
							and
							Nonqualified
						Non‑Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
Stephan B. Tanda	2023	1,118,500	168,000	4,974,288	1,166,652	769,829	658,184	59,676	8,915,129
President and	2022	1,118,500	—	6,836,783	—	823,104	—	62,120	8,840,507
Chief Executive Officer	2021	1,118,500	—	6,940,397	—	1,021,470	234,245	64,871	9,379,483
Robert W. Kuhn	2023	681,299	72,000	1,448,503	302,401	332,150	394,194	16,136	3,246,683
Executive Vice President	2022	671,174	—	1,905,883	—	349,858	—	26,313	2,953,228
and Chief Financial Officer	2021	645,000	—	1,996,637	—	417,381	102,032	28,037	3,189,087
Gael Touya(7)	2023	573,294	54,184	1,010,498	220,224	380,421	935,699	765,822	3,940,142
President,	2022	561,328	—	1,130,815	—	503,939	—	1,089,827	3,285,909
Aptar Pharma	2021	607,043	—	1,320,041	—	251,324	853,015	560,109	3,591,532
Marc Prieur(8) President, Aptar Beauty	2023	625,779	60,217	817,420	235,421	529,491	126,695	12,551	2,407,574
President, Aptar Beauty (segment change January 1, 2023)	2022	603,011	—	1,170,585	—	734,272	127,265	12,094	2,647,227
	2021	598,635	—	2,003,711	—	800,626	128,777	11,220	3,542,969
Xiangwei Gong	2023	494,647	46,000	855,674	192,111	235,757	171,762	435,987	2,431,938
President, Aptar Asia	2022	494,647	—	1,207,463	—	305,529	31,247	358,492	2,397,378
	2021	478,000	—	970,046	—	569,322	106,503	455,050	2,578,921
(1)	The amounts included in this column for 2023 represent the performance recognition bonuses paid to each NEO. See “Compensation Discussion and Analysis—Performance Recognition Bonuses.
(2)	Stock Award compensation for each NEO includes the fair value of RSUs granted in lieu of a portion of the executive’s annual short-term incentive for that year, at the executive’s election, and additional RSUs granted to an executive officer who made such election. The value of the additional RSUs granted represents 20% of the value of the STI Plan (non-equity incentive compensation plan amount) that was taken in the form of RSUs in lieu of cash. RSUs vest over a three-year period. The number of RSUs granted to Messrs. Tanda, Kuhn, Touya, and Ms. Gong with respect to the 2023 performance is included in the table below. The number of RSUs granted was determined by dividing the amount of the STI taken in RSUs and the additional 20% on that amount by the market price of our common stock on February 23, 2024 for Messrs. Tanda, Kuhn and Ms. Gong, and February 28, 2024 for Mr. Touya, discounted for dividends not received during the vesting period.

				Amounts Included In
	Amounts Included In			Stock Awards Column
	Stock Awards Column			For Additional 20%
	Above Taken In			On Amounts Taken In
	Lieu Of Cash			Lieu of Cash			Combined Total
	($)/(# RSUs)			($)/(# RSUs)			($)/(# RSUs)
Tanda	$769,830	/	5,566	$153,966	/	1,113	$923,796	/	6,679
Kuhn	$332,149	/	2,401	$66,430	/	480	$398,579	/	2,881
Touya	$204,842	/	1,491	$40,969	/	298	$245,811	/	1,789
Gong	$157,171	/	1,136	$31,434	/	227	$188,605	/	1,363

Stock Award compensation also includes RSUs and PRSUs that are granted in connection with NEOs’ 2023 LTI, as described above under “Long-term Performance Incentives.” RSUs granted in connection with 2023 LTI grants were granted on March 15, 2023 at the closing market price on that day of $111.52.

	# RSUs	$
Tanda	11,785	$1,278,908
Kuhn	3,055	$331,529
Touya	2,225	$241,457
Prieur	2,378	$258,061
Gong	1,941	$210,637

2024 Proxy Statement	55

PRSUs in connection with 2023 LTI grants were granted on March 15, 2023. Amounts shown in the column regarding PRSUs do not reflect dollar amounts actually received by the NEOs. Instead, these amounts represent the aggregate grant date fair value of the PRSUs granted in the year indicated computed in accordance with ASC Topic 718. The grant date fair value of the PRSUs is determined based on the probable satisfaction of the ROIC performance condition and TSR modifier at the time of grant and the closing stock price on such date in accordance with ASC Topic 718.

	# PRSUs	$
Tanda	23,858	$2,771,584
Kuhn	6,184	$718,395
Touya	4,504	$523,230
Prieur	4,815	$559,359
Gong	3,929	$456,432

The amounts included in the Stock Awards column for the PRSUs granted during 2023 are calculated based on the probable satisfaction of the performance conditions for such awards as of the date of grant. Assuming the highest level of performance is achieved for the PRSUs relating to the ROIC component, modified by the TSR at the highest level, the maximum grant date fair value would be as follows: Mr. Tanda—$6,928,960; Mr. Kuhn—$1,795,988; Mr. Touya—$1,308,074; Mr. Prieur—$1,398,396; and Ms. Gong—$1,141,080. Assumptions used in the calculation of the expense related to the stock awards can be found in Note 16, “Stock-Based Compensation” to Aptar’s audited financial statements for the year ended December 31, 2023, included in Aptar’s Annual Report on Form 10-K filed with the SEC on February 9, 2024 (“Aptar’s Financial Statements”).

(3)	Option Award values represent the grant date fair values determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the expense related to options can be found in Note 16, “Stock-Based Compensation” to Aptar’s Financial Statements.
(4)	Amounts reported in this column represent the cash portion received under the STI and are presented in the fiscal year in which they were earned. These amounts were paid in February of the following year once the consolidated financial results of Aptar were completed. Please see footnote 2 above for a summary of the RSU component of the 2023 STI, which was awarded in early 2024 and is reflected in the table above as 2023 compensation.
(5)	All of these amounts relate to changes in pension values. Assumptions used to calculate the change in the present value of accrued benefits were the same as those disclosed in Note 9, “Retirement and Deferred Compensation Plans” to Aptar’s Financial Statements.
(6)	The amount of other compensation in 2023 includes Company contributions to profit sharing and savings plans, premiums related to Company-provided term life insurance and supplemental disability insurance, and for all NEOs. The amount of other compensation in 2023 also includes amounts related to a Company-provided automobile for some NEOs. The amount of other compensation in 2023 for Mr. Tanda includes $45,594 related to Company provided disability insurance and Company contributions related to a profit sharing program. The amount of other compensation in 2023 for Mr. Touya includes expatriate assignment related costs including $48,340 in tuition, $72,000 in cost of living adjustments, $360,000 in rent, and $199,226 in tax reimbursements related to the tax impact based on his expatriate assignment. The amount of other compensation for Mr. Touya also includes Company contributions related to a profit share program of $37,915, Company provided disability insurance in the amount of $19,684 and tax consulting fees in the amount of $14,907 related to his expatriate assignment. The amount of other compensation for Ms. Gong includes payments for housing and driver related services in the amount of $136,257, cost of living adjustments of $35,000 and $222,467 in tax reimbursements related to the tax impact based on her expatriate assignment. The amount of other compensation for Ms. Gong also includes Company contributions related to a profit share, supplemental health insurance in the amount of $16,800, and family travel as provided under the terms of Ms. Gong’s expatriate assignment. The amounts for 2022 and 2021 have been updated to reflect tax adjustments relating to expatriation benefits provided in those years. The amounts paid with respect to Mr. Touya and Ms. Gong are valued based on the aggregate incremental cost to the Company and represents the amounts paid to, or on behalf of, the executive.

56	2024 Proxy Statement

(7)	Mr. Touya’s compensation is denominated in Euros and was translated to U.S. dollars using the average exchange rate for the year, except for the STI amount which was translated using the spot exchange rate on the date the amount was determined.
(8)	Mr. Prieur’s compensation is denominated in Swiss Francs and was translated to U.S. dollars using the average exchange rate for the year, except for the STI amount which was translated using the spot exchange rate on the date the amount was determined.

2024 Proxy Statement	57

2023 Grants of Plan-Based Awards

The table below sets forth all plan-based awards granted to NEOs in 2023.

										All Other	All Other
										Stock	Option
										Awards:	Awards:	Exercise or
				Estimated Possible Payouts			Estimated Possible Payouts			Number of	Number of	Base	Grant Date
				Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	Fair Value of
				Plan Awards(2)			Plan Awards(3)			Stock or	Underlying	Option	Stock
	Grant	Approval	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Date	Type(1)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)	($/Sh)	($)(5)
S. Tanda	2/24/2023	2/3/2023	RSU	—	—	—	—	—	—	8,932	—	—	999,848
	3/15/2023	2/3/2023	NQSO	—	—	—	—	—	—	—	58,803	122.52	1,166,652
	3/15/2023	2/3/2023	RSU	—	—	—	—	—	—	11,785	—	—	1,278,908
	3/15/2023	2/3/2023	PRSU	—	—	—	4,473	23,858	59,645	—	—	—	2,771,584
	—	—	STI	—	1,342,200	2,684,400	—	—	—	—	—	—	—
R. Kuhn	2/24/2023	2/3/2023	RSU	—	—	—	—	—	—	3,797	—	—	425,036
	3/15/2023	2/3/2023	NQSO	—	—	—	—	—	—	—	15,242	122.52	302,401
	3/15/2023	2/3/2023	RSU	—	—	—	—	—	—	3,055	—	—	331,529
	3/15/2023	2/3/2023	PRSU	—	—	—	1,160	6,184	15,460	—	—	—	718,395
	—	—	STI	—	579,104	1,158,208	—	—	—	—	—	—	—
G. Touya	3/15/2023	2/3/2023	NQSO	—	—	—	—	—	—	—	11,100	122.52	220,224
	3/15/2023	2/3/2023	RSU	—	—	—	—	—	—	2,225	—	—	241,457
	3/15/2023	2/3/2023	PRSU	—	—	—	845	4,504	11,260	—	—	—	523,230
	—	—	STI	—	429,971	859,942	—	—	—	—	—	—	—
M. Prieur	3/15/2023	2/3/2023	NQSO	—	—	—	—	—	—	—	11,866	122.52	235,421
	3/15/2023	2/3/2023	RSU		—	—	—	—	—	2,378	—	—	258,061
	3/15/2023	2/3/2023	PRSU	—	—	—	903	4,815	12,038	—	—	—	559,359
	—	—	STI	—	469,334	938,668	—	—	—	—	—	—	—
X. Gong	2/24/2023	2/3/2023	RSU	—	—	—	—	—	—	2,210	—	—	247,387
	3/15/2023	2/3/2023	NQSO	—	—	—	—	—	—	—	9,683	122.52	192,111
	3/15/2023	2/3/2023	RSU	—	—	—	—	—	—	1,941	—	—	210,637
	3/15/2023	2/3/2023	PRSU	—	—	—	737	3,929	9,823	—	—	—	456,432
	—	—	STI	—	370,985	741,970	—	—	—	—	—	—	—
(1)	During fiscal year 2023, NEOs received four types of plan-based awards: non-qualified stock options (“NQSOs”), PRSUs, RSUs and Annual Short-Term Incentives (in cash) (“STI”).
(2)	Amounts represent target and maximum STI opportunities under the 2023 STI. The amount actually paid to each NEO is included in the Stock Awards column and the Non-Equity Incentive Plan Compensation column in the 2023 Summary Compensation Table. See “Compensation Discussion and Analysis—Elements of Our Compensation Programs—Short-Term Incentives” for further information regarding the 2023 STI.
(3)	Amounts represent PRSUs that vest over the 2023-2025 performance period based on the Company’s Adjusted ROIC and TSR performance. See “Compensation Discussion and Analysis—Elements of Our Compensation Programs—Long-term Performance Incentives” above for more information about the PRSUs, including the pre-established performance periods and performance measures. See the footnotes to the “2023 Outstanding Equity Awards at Fiscal Year-End" table below for a description of the PRSU vesting schedules.
(4)	Awards granted on February 24, 2023 represent RSUs granted to Messrs. Tanda, Kuhn, and Ms. Gong at their election to receive RSUs in lieu of a portion of their 2022 STI (paid/awarded in 2023) and an additional 20% of the elected amount granted to those officers making such election, which were previously reported as compensation in the 2022 Summary Compensation Table. See “Compensation Discussion and Analysis—Elements of Our Compensation Programs—Long-term Performance Incentives” above for more information regarding the 2023 LTI RSUs, including the vesting schedules.
(5)	NQSOs, RSUs and PRSUs reflected in this column are reported in accordance with FASB ASC 718 (excluding the effect of estimated forfeitures) and, in the case of the PRSU awards, based upon the probable outcome of certain performance conditions.

58	2024 Proxy Statement

2023 Outstanding Equity Awards at Fiscal Year-End

The table below provides information on the holdings of stock option and stock awards by the NEOs as of December 31, 2023. The equity awards reported in the Option Awards column consist of NQSOs. The equity awards in the Stock Awards column consist of RSUs and PRSUs.

		Option Awards				Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan	Plan
								Awards	Awards
								Number of	Market or
								Unearned	Payout
			Number of					Shares,	Value of
		Number of	Securities			Number of	Market Value	Units	Unearned
		Securities	Underlying			Shares or	of Shares or	or Other	Shares,
		Underlying	Unexercised			Units of	Units of	Rights	Units or
		Unexercised	Options	Option		Stock	Stock That	that	Other Rights
		Options	(#)	Exercise	Option	That Have	Have Not	have Not	That Have
	Grant	(#)	Unexercisable	Price	Expiration	Not Vested	Vested	Vested	Not Vested
Name	Date	Exercisable	(1)	($)(1)	Date	(#)(2)	($)(3)	(#)(4)	($)(3)
S. Tanda		—	—	—	—	47,022	5,812,860	—	—
		—	—	—	—	—	—	138,916	17,172,796
	2/10/2017	133,838	—	74.79	2/10/2027	—	—	—	—
	3/15/2023	—	58,803	122.52	3/15/2033	—	—	—	—
R. Kuhn		—	—	—	—	14,941	1,847,006	—	—
		—	—	—	—	—	—	35,651	4,407,177
	1/14/2015	50,663	—	64.60	1/14/2025	—	—	—	—
	2/5/2016	54,390	—	71.12	2/5/2026	—	—	—	—
	2/10/2017	69,620	—	74.79	2/10/2027	—	—	—	—
	3/15/2023	—	15,242	122.52	3/15/2033	—	—	—	—
G. Touya		—	—	—	—	7,043	870,656	—	—
		—	—	—	—	—	—	27,016	3,339,718
	3/15/2023	—	11,100	122.52	3/15/2033	—	—	—	—
M. Prieur		—	—	—	—	8,639	1,067,953	—	—
		—	—	—	—	—	—	28,956	3,579,541
	2/5/2016	3,500	—	71.12	2/5/2026	—	—	—	—
	2/10/2017	6,500	—	74.79	2/10/2027	—	—	—	—
	3/15/2023	—	11,866	122.52	3/15/2033	—	—	—	—
X. Gong		—	—	—	—	7,666	947,671	—	—
		—	—	—	—	—	—	22,908	2,831,825
	3/15/2023	—	9,683	122.52	3/15/2033	—	—	—	—
(1)	Stock options were granted with an exercise price equal to closing price of Aptar’s common stock on the NYSE on the date of grant, except that the 2023 stock options were granted with the exercise price set at a 10% premium to the stock price on the date of grant.
(2)	Stock awards represent RSUs that were granted in lieu of a portion of the STI taken in cash awards granted at the discretion of the Management Development and Compensation Committee, or RSUs granted as part of the LTI program. RSUs granted generally vest over a three-year period, with restrictions lapsing on one third of the units on each of the first three anniversaries of the grant date. A retention award of RSUs granted in March 2021 to Mr. Prieur cliff vested on the third anniversary of the date of grant. The following numbers of units vest for each respective NEO in the years indicated:

	Vesting	Vesting	Vesting
	in 2024	in 2025	in 2026	Total
Tanda	23,466	16,649	6,907	47,022
Kuhn	7,361	5,295	2,285	14,941
Touya	4,131	2,170	742	7,043
Prieur	5,795	2,051	793	8,639
Gong	3,863	2,419	1,384	7,666

(3)	The market value of RSUs and PRSUs that have not yet vested is calculated using the closing price of Aptar’s common stock on the NYSE on December 29, 2023 (the last trading day of 2023), which was $123.62 per share.

2024 Proxy Statement	59

(4)	Amounts represent PRSUs that vest over the 2023-2025 performance period, based on the Company’s Adjusted ROIC, modified by the TSR performance, and PRSUs that vest over the 2022-2024 and 2021-2023 performance periods respectively based on the Company’s Adjusted ROIC and relative TSR performance. In accordance with the SEC executive compensation disclosure rules, the amounts reported related to PRSUs in this column are based on achieving threshold levels for the 2021-2023 award and maximum levels for the 2022-2024 award and the 2023-2025 award.

60	2024 Proxy Statement

2023 Option Exercises and Stock Awards Vested

The table below provides information on stock option exercises and stock awards vested in 2023.

		Stock Options		Stock Awards Vested
		Number of		Number of
		Shares	Value	Shares	Value
		Acquired on	Realized on	Acquired on	Realized on
	Grant	Exercise	Exercise	Vesting	Vesting
Name	Type(1)	(#)	($)(2)	(#)	($)(3)
Tanda	RSU	—	—	24,181	2,753,955
	PRSU	—	—	18,739	2,220,759
Kuhn	RSU	—	—	7,269	829,941
	PRSU	—	—	5,291	627,036
	Option	50,000	2,297,575	—	—
Touya	RSU	—	—	12,614	1,419,553
	PRSU	—	—	3,975	463,127
Prieur	RSU	—	—	3,810	430,405
	PRSU	—	—	4,013	475,581
Gong	RSU	—	—	10,934	1,226,244
	PRSU	—	—	3,443	408,030
(1)	During fiscal year 2023, two types of stock awards vested: PRSUs and RSUs.
(2)	Value realized represents the difference between the closing price on the NYSE of Aptar’s common stock on the date of exercise and the exercise price of the option award.
(3)	For vested RSUs, the value realized represents the closing price on the NYSE of Aptar’s common stock on the date of vesting multiplied by the number of shares vested. For vested PRSUs, the value realized represents the number of shares earned over the applicable performance period (2020-2022) multiplied by the closing stock price on April 28, 2023.

2024 Proxy Statement	61

Employment Agreements

Tanda Employment Agreement

Mr. Tanda’s employment agreement provides for employment through December 31, 2025, unless earlier terminated, at a minimum salary of $1,175,000 (which is the 2024 salary approved by the Management Development and Compensation Committee) per year, which amount may be increased (but not decreased) over the term of the agreement. The employment agreement automatically extends for one additional year each January 1st, unless terminated, but may not be extended beyond December 31, 2030.

If Mr. Tanda’s employment ends on account of death, Mr. Tanda’s estate will receive one-half of the base salary that Mr. Tanda would have received until the second anniversary of his death and a lump sum payment in lieu of a supplemental life insurance benefit if Mr. Tanda is not covered by such insurance at the time of his death. If his employment ends due to the expiration of the employment agreement as a result of non-renewal by the Company, Mr. Tanda is entitled to receive an amount equal to one year’s base salary and his target annual performance incentive. If Mr. Tanda is terminated without “cause,” he is entitled to receive 1.5 times (i) his base salary then in effect and (ii) the greater of (x) his target annual performance incentive for the year in which he was terminated and (y) the average of the annual performance incentives paid to him for the two preceding years, paid in 18 equal monthly installments, as well as the medical, disability and life insurance benefits he would have otherwise received for a period of 18 months following the termination date and a prorated annual bonus based on actual performance.

In addition, in the event of Mr. Tanda's termination of employment other than for cause and not within two years following a change in control, Mr. Tanda would remain eligible for a prorated annual bonus based on actual performance, but only if such termination occurs during the third or fourth quarter of the Company's fiscal year.

After a “change in control” (as defined in the employment agreement), if Mr. Tanda’s employment is terminated by the Company or its successor other than for “cause,” disability or death, or if Mr. Tanda terminates his employment for “good reason,” in each case within two years following the change in control, Mr. Tanda is entitled to receive a lump-sum payment equal to (i) three times his highest annualized salary during the 12 month period preceding the termination and (ii) three times the average of the annual performance incentives in respect of the three years immediately preceding the year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three years immediately preceding the year in which the change in control occurs, the continuation of medical, disability and life insurance benefits for three years.

The employment agreement also contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Tanda from, among other things, becoming employed by a competitor of the Company for a period of 18 months or two years following termination (depending on the nature of the termination).

Employment Agreements of Other NEOs

The employment agreements of Mr. Kuhn and Ms. Gong automatically extend for one additional year each January 1st, unless either the Company or the executive terminates such automatic extension by written notice to the other party at least 30 days prior to the automatic extension date, but in no event will the employment agreements continue later than December 31, 2024 (in the case of Mr. Kuhn) and December 31, 2034 (in the case of Ms. Gong) and (ii) that Mr. Kuhn and Ms. Gong will receive minimum annual salaries of $715,400, and $516,900 respectively (which are the 2024 salaries that were approved by the Management Development and Compensation Committee). These annual salaries may be increased (but not decreased) over the remaining terms of the agreements. In addition to participation in executive benefit programs on the same basis as other executives, Mr. Kuhn and Ms. Gong are entitled to additional term life and supplementary long-term disability insurance coverage.

If the employment of Mr. Kuhn, or Ms. Gong ends on account of death, the executive’s estate will receive one-half of the annual salary that the executive would have received until the second anniversary of the executive’s death and a lump sum payment in lieu of a supplemental life insurance benefit if the executive is not covered by such insurance at the time of death. If the employment of Mr. Kuhn, or Ms. Gong ends due to the expiration of the agreement, the executive is entitled to receive an amount equal to one year’s base salary (based on the salary then in effect) and medical and life insurance benefits the executive would have

62	2024 Proxy Statement

otherwise received for a period of one year following the expiration date. If Mr. Kuhn, or Ms. Gong terminates the agreement without “good reason” (as defined in the agreement), the executive is not entitled to payments or benefits under the employment agreement (other than certain accrued amounts and plan benefits which by their terms extend beyond termination of employment and the prorated annual bonus described in the next paragraph). If Mr. Kuhn, or Ms. Gong is terminated without “cause” (as defined in the agreement), the executive is entitled to receive the executive’s base salary then in effect (at the times it would have been paid) until the date on which the agreement was scheduled to expire.

In addition, in the event of Mr. Kuhn's or Ms. Gong's termination of employment other than for cause and not within two years following a change in control, the executive would remain eligible for a prorated annual bonus based on actual performance, but only if such termination occurs during the third or fourth quarter of the Company's fiscal year.

After a change in control of the Company, if Mr. Kuhn, or Ms. Gong are terminated by the Company or its successor other than for cause, disability or death, or if Mr. Kuhn, or Ms. Gong terminates the executive’s employment for “good reason,” in each case within two years following the change in control, Mr. Kuhn and Ms. Gong are entitled to receive a lump-sum payment equal to (x) two and one-half times the executive’s highest annualized salary during the 12 month period preceding the termination and (y) two and one-half times the average of the annual performance incentives in respect of the three fiscal years of the Company immediately preceding the fiscal year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three fiscal years of the Company immediately preceding the fiscal year in which the change in control occurs, as well as the continuation of medical, disability, and life insurance benefits for two and one-half years.

The employment agreement for Mr. Kuhn and Ms. Gong also contains certain noncompetition and nonsolicitation covenants prohibiting the executive from, among other things, becoming employed by a competitor of the Company for a period of one year or two years following termination (depending on the nature of the termination).

Mr. Touya is party to an employment agreement with his prior French employer in accordance with the French Collective Bargaining Agreement of the Plastics Industry. The agreement of Mr. Touya was for an unlimited period; however, the Company and Mr. Touya retained the right to terminate the agreement in accordance with local law. The agreement provided for minimum annual salary to Mr. Touya of $504,000 (which is the 2024 local currency salary approved by the Management Development and Compensation Committee translated using the December 31, 2023 exchange rate). The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Touya from, among other things, becoming employed by a competitor of the Company for a period of two years following termination (regardless of the reason for termination except for gross misconduct). In exchange for these covenants, Mr. Touya will receive, during the course of the non-compete period and except in the event of gross misconduct, an amount equal to 50% of the average monthly salary received by him during the 12 months prior to termination. In the event that Mr. Touya does not comply with the non-compete obligation, he will be required to pay to the Company an amount equal to two years’ salary (based on the average monthly salary received during the 12 months prior to termination). In the event of any termination of employment (including following a change in control) other than for serious or gross misconduct and dismissal for unfitness, Mr. Touya would have been entitled to six months of his average gross salary received during the 12 months prior to termination. Average gross salary consists of Mr. Touya's base salary during the 12 months prior to dismissal as well as the average short-term incentive paid to Mr. Touya during the three years prior to dismissal. Mr. Touya would also receive payments under the French Collective Bargaining agreement as further described under “Potential Payments Upon Termination of Employment.” On January 25, 2022, the Company and Mr. Touya entered into an Expatriate Letter Agreement pursuant to which Mr. Touya’s existing employment agreement is suspended while he is on assignment with the Company in the United States, provided that if Mr. Touya’s employment is terminated while he is on assignment in the United States under circumstances that would entitle him to severance under his existing employment agreement, Mr. Touya will receive severance consistent with the terms of his existing employment agreement.

The employment agreement of Mr. Prieur is in accordance with local Swiss law. The agreement of Mr. Prieur remains in effect until the end of the month in which Mr. Prieur reaches ordinary retirement age, according to then applicable Swiss law; however, the Company and Mr. Prieur have the right to terminate the agreement by giving six months advance written notice. The agreement may also be terminated with immediate effect for

2024 Proxy Statement	63

good reason in accordance with local Swiss law. The agreement provides for a minimum annual salary to Mr. Prieur of $492,000 (which is the 2024 local currency salary approved by the Management Development and Compensation Committee translated using the December 31, 2023 exchange rate). Mr. Prieur's employment agreement also entitles him to a target STI opportunity equal to 75% of his base salary, an insurance policy covering his illness or death, a previnter insurance contribution and an automobile and mobile device in accordance with the Company's applicable policies. The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Prieur from, among other things, becoming employed by a competitor of the Company for a period of two years following termination (in exchange for which Mr. Prieur will receive, during the course of the noncompete and nonsolicit period and regardless of the reason for termination except for cause, monthly payments equal to 50% of the average monthly gross salary (including bonus) received by him during the 12 months prior to termination and that Mr. Prieur will receive payments as described under “Potential Payments Upon Termination of Employment." In the event Mr. Prieur breaches the noncompete covenant, he will be required to pay to the Company an amount equal to one years’ base salary (based on the average monthly salary (including short-term incentive) received during the 12 months prior to termination). In the event of Mr. Prieur's termination of employment by the Company for any reason except serious or gross negligence or dismissal for long-term sickness or disability, Mr. Prieur would be entitled to receive six months of his base salary and the prorated average annual gross bonus received by him during the three years prior to his dismissal. In the event of Mr. Prieur's termination of employment by the Company for any reason except serious or gross negligence or dismissal for long-term sickness or disability within two years following a change in control of the Company, he would be entitled to receive his annual base salary and the average annual gross bonus received by him during the three years prior to his dismissal.

For information regarding termination benefits, including benefits provided pursuant to employment agreements with the NEOs, see “Potential Payments Upon Termination of Employment.”

Pension Benefits

U.S. Employees

Substantially all of the U.S. employees of the Company and its subsidiaries hired before January 2021 are eligible to participate in the Company's Pension Plan, while employees hired in January 2021 or thereafter are eligible to participate in an enhanced 401(k) benefit plan. Employees hired before January 2021 were eligible to participate after six months of credited service and become fully vested after five years of credited service. The annual benefit payable to an employee under the Pension Plan upon retirement is computed as a straight life annuity equal to the sum of the separate amounts the employee accrues for each of his or her years of credited service under the Plan. Such separate amounts are determined as follows: for each year of credited service through 1988, 1.2% of such year’s compensation up to the Social Security wage base for such year and 1.8% (2% for years after 1986) of such year’s compensation above such wage base, plus certain increases put into effect prior to 1987; for each year after 1988 through the year in which the employee reaches 35 years of service, 1.2% of such year’s “Covered Compensation” and 1.85% of such year’s compensation above such “Covered Compensation” and for each year thereafter, 1.2% of such year’s compensation. The employee’s compensation under the Pension Plan for any year includes all salary, commissions and overtime pay and, beginning in 1989, annual performance incentives, and STI subject to such year’s limit applicable to tax-qualified retirement plans. The employee’s “Covered Compensation” under the Pension Plan for any year is generally the average of the Social Security wage base for each of the 35 years preceding the employee’s Social Security retirement age, assuming that such year’s Social Security wage base will not change in the future. Normal retirement under the Pension Plan is age 65 and reduced benefits are available as early as age 55 provided that the employee has completed 10 years of service. If an employee has completed 10 years of service and elects to retire and receive pension benefits before age 65, the benefit will be calculated in the same manner as under normal retirement conditions, but will be permanently reduced for each month the benefit commences prior to age 65. The reduction factors are: 1/180 for each of the first 60 months, and 1/360 for each additional month that is in advance of the normal retirement age. Benefits are not subject to reduction for Social Security benefits or other offset items.

U.S. employees of the Company and its subsidiaries participating in the Pension Plan are also eligible for the Company's non-qualified supplemental retirement plan (“SERP”). The annual benefit payable to an employee under the SERP upon retirement is computed as a straight life annuity equal to the sum of the separate amounts the employee accrues for each of his or her years of credited service under the SERP. The annual

64	2024 Proxy Statement

accrued benefits are determined as follows: for each year of credited service through the year in which the participant reaches 35 years of service, 1.85% of the participant’s “Supplemental Earnings;” and for each year after 35 years of credited service, 1.2% of such year’s “Supplemental Earnings.” “Supplemental Earnings” is generally the difference between (i) the participant’s earnings calculated as if the limitation of Section 401(a)(17) of the Internal Revenue Code were not in effect and (ii) the participant’s recognized earnings under the Pension Plan. Participants who terminate service prior to being eligible for retirement (i.e., age 65 or age 55 with 10 years of credited service) will forfeit all accrued benefits under the SERP. The SERP provides for the vesting of all accrued benefits to those not already retirement eligible under the plan in the event of a change of control.

Mr. Touya is a resident of Europe and does not participate in the U.S. pension benefit plans, but as described below, is entitled to other pension benefits.

Non-U.S. Employees

Mr. Touya is entitled to certain retirement indemnity benefits in accordance with the Collective Bargaining Agreement of the French Plastics Industry (“Collective Pension”). Such benefits are based on a formula that takes salary and years of service into consideration. In addition, Mr. Touya is eligible for benefits pursuant to a supplemental pension plan available to certain French executives (“Supplemental Pension”). This plan provides participants with an annual pension compensation for life, subject to cost of living adjustments, of up to 10% of the average annual salary and bonus paid to a participant in the five years preceding retirement, the total of the amounts received by the employee according to the Collective Pension and the Supplemental Pension being subject to a ceiling equal to 55% of the average annual salary and bonus paid to a participant in the five years preceding retirement. In the event of a participant’s death after retirement, the plan provides a surviving spouse with annual payments of 60% of the participant’s Supplemental Pension for life. Pension benefits would normally commence at age 67, which is the legal retirement age in France, but reduced benefits are available after age 62 if the employment contract is terminated by the company after age 57.

The table below includes information relating to the defined benefit retirement plans of each NEO Assumptions used to determine the present value of accumulated benefit as of December 31, 2023 are the same as those found in Note 9, “Retirement and Deferred Compensation Plans” to Aptar’s Financial Statements.

2023 Pension Benefits

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name(1)	(#)	($)	($)
Tanda	Employees’ Retirement Plan	7	294,631	—
	Supplemental Retirement Plan	7	2,520,487	—
Kuhn	Employees’ Retirement Plan	36	1,122,426	—
	Supplemental Retirement Plan	36	1,922,067	—
Touya	Retirement Indemnities	29	502,877	—
	Pension Plan	29	2,525,459	—
Prieur	Employees’ Retirement Plan	11	824,915	—
	Supplemental Retirement Plan	11	—	—
Gong	Employees’ Retirement Plan	5	182,034	—
	Supplemental Retirement Plan	5	305,490	—
(1)	The retirement indemnities and pension plan of Mr. Touya represent non-qualified pension plans. The AptarGroup, Inc. Employees’ Retirement Plan (Employees’ Retirement Plan) is a qualified plan and the AptarGroup, Inc. Supplemental Executive Retirement Plan (Supplemental Retirement Plan) is a non-qualified plan.

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Potential Payments Upon Termination of Employment

The following table provides information concerning potential payments or other compensation that could have been awarded to the NEOs if any of the various termination scenarios presented below occurred on December 31, 2023.

				Involuntary or
	Normal			Good
	Expiration of			Reason
	Employment	Voluntary	Involuntary	Termination
Name	Agreement	Termination(1)	Termination	After a CIC	Disability	Death
Tanda
Cash Payment	2,460,700	—	3,691,050	8,880,868	745,704	1,118,500
Continuation of Medical/Welfare Benefits	—	—	98,459	196,917	—	—
Acceleration of Time Vesting NQSOs and RSUs (Value as of 12/31/23)(2)	1,681,356	1,681,356	1,681,356	5,877,544	5,877,544	5,877,544
PRSUs(3)	—	—	—	6,259,251	5,294,902	5,294,902
Total Termination Benefits(4)	4,142,056	1,681,356	5,470,865	21,214,580	11,918,150	12,290,946
Kuhn
Cash Payment	681,299	—	1,362,598	3,749,430	454,222	681,299
Continuation of Medical/Welfare Benefits	21,686	—	—	54,215	—	—
Acceleration of Time Vesting NQSOs and RSUs (Value as of 12/31/23)(2)	702,655	702,655	702,655	1,863,771	1,863,771	1,863,771
PRSUs(3)	—	—	—	1,596,552	1,354,803	1,354,803
Total Termination Benefits(4)	1,405,640	702,655	2,065,253	7,263,968	3,672,796	3,899,873
Touya
Cash Payment	—	573,294	2,289,281	2,289,281	382,215	573,294
Continuation of Medical/Welfare Benefits	—	—	—	—	—	—
Acceleration of Time Vesting NQSOs and RSUs (Value as of 12/31/23)(2)	83,691	83,691	83,691	882,866	882,866	882,866
PRSUs(3)	—	—	—	1,263,273	1,069,035	1,069,035
Total Termination Benefits(4)	83,691	656,985	2,372,972	4,435,420	2,334,116	2,525,195
Prieur
Cash Payment	625,779	576,676	312,890	1,153,352	417,207	625,779
Continuation of Medical/Welfare Benefits	—	—	—	—	—	—
Acceleration of Time Vesting NQSOs and RSUs (Value as of 12/31/23)(2)	—	—	339,831	1,081,006	1,081,006	1,081,006
PRSUs(3)	—	—	—	1,268,588	1,075,525	1,075,525
Total Termination Benefits(4)	625,779	576,676	652,721	3,502,946	2,573,738	2,782,310
Gong
Cash Payment	494,647	—	989,294	2,651,533	329,781	494,647
Continuation of Medical/Welfare Benefits	20,002	—	—	50,005	—	—
Acceleration of Time Vesting NQSOs and RSUs (Value as of 12/31/23)(2)	251,197	251,197	251,197	958,322	958,322	958,322
PRSUs(3)	—	—	—	1,034,699	875,611	875,611
Total Termination Benefits(4)	765,846	251,197	1,240,491	4,694,559	2,163,714	2,328,580
(1)	In addition to the amounts reported in this column, Messrs. Tanda, Kuhn and Prieur would vest in outstanding equity awards in accordance with the retirement vesting provisions of such awards and with an estimated value of $10,771,392, $3,061,129 and $2,143,478, respectively, as of December 31, 2023. With respect to PRSUs in the case of retirement, vesting is prorated and based on actual performance through the end of the performance period (assumed to be target performance for purposes of this table).

66	2024 Proxy Statement

(2)	For RSUs deferred pursuant to the Company's annual incentive plan, in the event of a termination other than due to cause, the NEO would vest in the number of RSUs equal to his or her deferral, but would not vest in the 20% additional RSUs granted under the deferral program.
(3)	For scenarios which provide for payments, this row assumes target payouts under the PRSU awards and in the case of death or disability, is prorated based on the portion of the performance periods completed as of December 31, 2023.
(4)	In the event of Mr. Tanda's, Mr. Kuhn's or Ms. Gong's termination of employment other than for cause and not within two years following a change in control, the executive would remain eligible for a prorated annual bonus based on actual performance, but only if such termination occurs during the third or fourth quarter of the Company's fiscal year. Because the annual bonus is considered earned as of December 31, 2023, amounts related to the pro rata bonus have been excluded from this table and are reported in the 2023 Summary Compensation Table as 2023 compensation.

Normal Expiration of Employment Agreement

If his employment ends due to the expiration of the employment agreement as a result of non-renewal by the Company, Mr. Tanda is entitled to receive an amount equal to one year's base salary and his target annual performance incentive. As a condition to the employment agreements of Mr. Kuhn and Ms. Gong each would receive his/her current base salary amount as well as benefits currently provided, including current health and welfare benefits (consisting of health and term life premiums) for a period of one year following the normal expiration date of his/her agreement. Amounts would be paid and benefits would be provided on a monthly basis for twelve months The employment agreement of Mr. Touya has no expiration date. The employment of Mr. Prieur expires at the end of the month in which he reaches ordinary retirement age.

Voluntary or With Cause Termination

Mr. Tanda, Mr. Kuhn and Ms. Gong are not entitled to additional benefits if they are terminated with cause. With voluntary termination in the third or fourth quarter of the Company's fiscal year, Messrs. Tanda and Kuhn and Ms. Gong would remain eligible for a prorated annual bonus based on actual performance. With voluntary termination, Messrs. Touya and Prieur may receive monthly payments in accordance with the non-competition clauses of their contracts equal to 50% of their former monthly salary (and annual bonus for Mr. Prieur) for a period of two years from the date of termination. Such payments would not be made in the event of a termination with cause, generally defined as gross misconduct for Mr. Touya and as defined in accordance with Swiss law for Mr. Prieur. Equity awards granted to NEOs continue to vest upon retirement (and in the case of PRSUs pro-rated for service during the performance period). For a description of the value of outstanding equity awards as of December 31, 2023, see the second paragraph under “Involuntary or Good Reason Termination After a Change in Control” below.

Involuntary Termination

For Mr. Kuhn and Ms. Gong amounts shown above represent their base salaries and annual performance incentive amounts. Amounts would be paid on a monthly basis for the remaining term of each respective agreement. If Mr. Tanda is terminated without “cause,” he is entitled to receive 1.5 times (i) his base salary then in effect and (ii) the greater of (x) his target annual performance incentive for the year in which he was terminated and (y) the average of the annual performance incentives paid to him for the two preceding years, paid in 18 equal installments, as well as the medical, disability and life insurance benefits he would have otherwise received for a period of 18 months following the termination date and a prorated annual bonus based on actual performance. Cash payment amounts shown for Mr. Touya represent payments that would be required under the Collective Bargaining Agreement of the French Plastics Industry, six months of his average gross salary (as defined in his employment agreement), and monthly payments in accordance with the non-competition clauses of his respective contracts equal to 50% of his former monthly salary for a period of two years from the date of termination. The Collective Bargaining Agreement of the French Plastics Industry provides for an indemnity to be paid upon involuntary termination of employment that is based on the number of years of service and on the average monthly total compensation paid during the last twelve months (“Monthly Salary”). This indemnity is equal to 4.4 times the Monthly Salary in total for the first 13 years of service plus 0.5 times the Monthly Salary for each year thereafter. No payments would be made in connection with PRSUs regarding an involuntary termination. Cash payment amounts shown for Mr. Prieur represent payments equal to six months of the base gross salary as in effect at the time of the notification of termination and the prorated average annual gross bonus received by him during the three years prior to his dismissal.

2024 Proxy Statement	67

For Messrs. Kuhn, Prieur and Touya with respect to certain RSU awards, if they are terminated without cause or, with respect to a retiree-eligible participant, retire upon learning that they will be terminated without cause, such RSU awards vest in full immediately on the date of termination or retirement, as applicable.

Involuntary or Good Reason Termination After a Change in Control (“CIC”)

Cash payment amounts shown for Mr. Tanda represent, according to his employment agreements and the CIC provisions therein, three times his highest annualized salary during the 12 month period preceding the termination and three times the average of his annual performance incentive amounts earned or payable in the past three fiscal years, as well as a prorated annual performance incentive. The cash payment amounts shown for Mr. Kuhn and Ms. Gong represent, according to their employment agreements and the CIC provisions therein, two and one-half times their highest annualized salary during the 12 month period preceding the termination and two and one-half times the average of their annual performance incentive amounts earned or payable in the past three fiscal years, as well as a prorated annual performance incentive. Cash payments under this scenario would be lump sum payments that would be expected to be paid within approximately 30 days following the date of termination. The employment agreement of Mr. Tanda also provides for the continuation of health and welfare benefits currently provided, for a period of three years following the date of termination. The agreements of Mr. Kuhn and Ms. Gong also provide for the continuation of health and welfare benefits currently provided, for a period of two and one-half years following the date of termination. Cash payment amounts shown for Mr. Touya are identical to the payments described above under “Involuntary Termination” in accordance with his agreements. Cash payment amounts shown for Mr. Prieur represent payments equal to his annual base salary and the average annual gross bonus received by him during the three years prior to his dismissal.

For awards granted prior to 2022, the Company’s stock option agreements, RSU agreements, and PRSU agreements provide for the acceleration of vesting upon a CIC. Beginning with the 2022 grants, equity awards will vest in the event of a qualifying termination of employment following a change in control, with performance awards to be earned based on target performance. In the event the awards are not assumed in a change in control, the vesting of the awards will accelerate upon such change in control, with performance goals achieved at target. The PRSUs amounts are based on the closing stock price of $123.62 per share on December 29, 2023 (the “Closing Price”) multiplied by the number of shares subject to the PRSU awards, assuming target performance. The accelerated RSU values included in the above table represent the Closing Price multiplied by the number of unvested RSUs. The accelerated NQSO amounts are based on the excess of the Closing Price over the exercise price for unvested NQSOs. Further information regarding NQSOs, RSUs and PRSUs can be found under “Outstanding Equity Awards at Fiscal Year-End.”

Disability

The employment agreements of Messrs. Tanda and Kuhn and Ms. Gong provide for payments equal to a minimum of approximately 66.67% of their base salary while they are disabled, until they reach the age of 65. A portion of the payments are covered under insurance policies paid for by the Company. The cash payment amounts included in the above table for Messrs. Tanda and Kuhn and Ms. Gong represent one year of disability payments under this scenario. In addition, the Company’s stock option agreements, RSU agreements and PRSU agreements provide for the acceleration of vesting in the event of disability (with prorated target vesting in the case of PRSUs). Further information regarding the value of accelerated equity grants shown in the above table can be found in the preceding paragraph.

Death

Upon death, the employment agreements of Messrs. Tanda and Kuhn and Ms. Gong provide their estates with one-half of their annual salary that they would have received until the second anniversary of their death. The Company’s stock option agreements, RSU agreements and PRSU agreements provide for the acceleration of vesting in the event of death (with prorated target vesting in the case of PRSUs) and the values shown in the table above for this scenario are the same as those shown at target under the Disability scenario.

CIC without Termination

The NEOs are not entitled to additional benefits if there is a CIC without termination within two years of the CIC event other than the acceleration of equity award vesting for awards granted prior to 2022. In the event of a change in control as of December 31, 2023, the NEOs would accelerate with respect to their outstanding

68	2024 Proxy Statement

awards (other than the 2022 and 2023 grants which are subject to double trigger vesting) as follows (assuming target performance for the PRSUs): Mr. Tanda $3,552,098, Mr. Kuhn $948,535, Mr. Touya $813,544, Mr. Prieur $1,023,122, and Ms. Gong $625,888.

Non-compete Information

The agreements of Messrs. Tanda and Kuhn and Ms. Gong require that during the employment period and for one year thereafter in the case of either termination for good reason following a CIC or termination without cause, or for two years following termination for any other reason, that each executive will not (i) compete directly or indirectly with the Company or (ii) solicit employees or customers of the Company. The agreement of Messrs. Touya and Prieur requires that, for a period of two years following termination, each executive will not (i) compete directly or indirectly with the Company or (ii) solicit employees or customers of the Company, and that under this arrangement, each executive will receive monthly payments equal to 50% of his former monthly salary (and annual bonus, in the case of Mr. Prieur) for a period of two years from the date of termination. Payments would not be made to Messrs. Touya and Prieur if they were terminated with cause, defined as gross misconduct for Mr. Touya and as defined in applicable Swiss law in the case of Mr. Prieur.

Pension Related Benefits

Information concerning pension benefits can be found under the heading “Pension Benefits.”

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Aptar is providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Stephan Tanda, our President and CEO. To better understand this disclosure, we think it is important to give context to our operations. As a global organization, approximately 19%, or 2,600 of our employees are located in the United States, while approximately 81% or 11,200 employees are located throughout Europe, Asia and South America. We strive to create a competitive global compensation program in terms of both the position and the geographic location in which the employee is located. As a result, our compensation program varies amongst each local market in order to allow us to provide a competitive compensation package.

Pay Ratio

For 2023:

●	The median of the annual total compensation of all of our employees, other than Mr. Tanda, was $49,202.
●	Mr. Tanda’s annual total compensation was $8,915,129.
●	Based on this information, the ratio of the annual total compensation of Mr. Tanda to the median of the annual total compensation of all employees is estimated to be 181 to 1.

Given the significant weight of our executive compensation program towards performance-based elements, we expect that our pay ratio disclosure will fluctuate year-to-year based on the Company’s performance against the pre-established performance goals.

Identification of Median Employee

For purposes of the foregoing CEO pay ratio disclosure, we were required to identify the “median employee” of our worldwide workforce, without regard to their location, compensation arrangements or employment status (full-time versus part-time) and then determine the annual total compensation that “median employee” earned during 2023. We first determined our “median employee” for purposes of determining our 2023 CEO pay ratio by identifying the employee whose compensation was at the median of the compensation of our employee population (other than our CEO) for 2023.

For the 2023 pay ratio, we used the following methodology:

(1)	We selected December 31, 2023 as the date on which to determine our median employee.
(2)	As of that date, we had approximately 13,800 employees, with approximately 2,600 employees based in the United States and 11,200 employees located outside of the United States. We applied the allowed

2024 Proxy Statement	69

“de minimis” exception to exclude 617 employees in the following countries: India (371); Russia (91); Thailand (85); Bahrain (62) and Indonesia (8). If we excluded any employees from a country using this de minimis exception, all employees from that country were excluded. After taking into account the de minimis exemption, approximately 2,600 employees in the United States and approximately 10,583 employees located outside of the United States were considered for identifying the median employee.
(3)	For purposes of identifying the median employee from our employee population base, we considered the total cash compensation earned by our employees, as compiled from our payroll records. We selected total cash compensation as it reflects the principal forms of compensation delivered to all of our employees and this information is readily available in each country. In addition, we measured compensation for purposes of determining the median employee using the 12 month period ended December 31, 2023. Compensation paid in foreign currencies was converted to U.S. dollars using the average exchange rate at December 31, 2023.
(4)	In determining the annual total compensation of the median employee, such employee’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules.

Pay Versus Performance

Pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the Pay Versus Performance Table (set forth below) is required to include “compensation actually paid,” as calculated per SEC disclosure rules, to the Company’s principal executive officer (“PEO”) and the Company’s non-PEO NEOs, as noted below. “Compensation actually paid” represents a new required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, the NEO’s realized or earned compensation, as well as from the way in which the Management Development and Compensation Committee views annual compensation decisions, as discussed in the Compensation Discussion and Analysis. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to RSUs and PRSUs which remain subject to forfeiture if the vesting conditions are not satisfied.

Pay Versus Performance
			Average		Value of Initial
			Summary		Fixed $100
			Compensation	Average	Investment Based
			Table	Compensation	On: (5)
			Total for	Actually		Peer
	Summary		Non-PEO	Paid to Non-		Group	NET
	Compensation	Compensation	Named	PEO Named	Total	Total	INCOME
	Table Total	Actually	Executive	Executive	Shareholder	Shareholder	(Amount in
	for PEO	Paid to PEO	Officers	Officers	Return	Return	Thousands
YeaR(1)	($)(2)	($)(3)	($)(2)	($)(4)	($)	($)(6)	$)	ROIC (7)
2023	$8,915,129	$12,925,874	$3,006,584	$3,576,482	$112	$109	$284,176	11%
2022	$8,840,507	$6,887,920	$2,820,935	$2,345,420	$99	$115	$239,555	9%
2021	$9,379,483	$(2,793,029)	$3,225,627	$58,643	$108	$153	$243,638	10%
2020	$7,018,822	$13,130,732	$2,647,760	$4,341,981	$120	$122	$214,090	10%
(1)	Stephen B. Tanda served as the Company’s principal executive officer for the entirety of 2020, 2021, 2022 and 2023 and the Company’s other NEOs for each of 2020, 2021, 2022 and 2023 were: Robert W. Kuhn; Gael Touya; Marc Prieur; and Xiangwei Gong.
(2)	Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Mr. Tanda and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s NEOs reported for the applicable year other than the principal executive officer for such years.

70	2024 Proxy Statement

(3)	Amounts reported in this column represent the “compensation actually paid” to Mr. Tanda as the Company’s President and Chief Executive Officer in the indicated fiscal years, based on his total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below:

	PEO
	2023	2022	2021	2020
Summary Compensation Table - Total Compensation(a)	$8,915,129	$8,840,507	$9,379,483	$7,018,822
- Change in Accumulated Benefits Under Defined Benefit and Actuarial Pension Plans(b)	$(658,184)	$—	$(234,245)	$(763,195)
+ Service Costs Under Defined Benefit and Actuarial Pension Plans(c)	$471,884	$498,229	$318,221	$490,964
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year(d)	$(6,140,940)	$(6,836,783)	$(6,940,397)	$(4,929,983)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year(e)	$8,291,981	$5,964,982	$4,130,528	$9,174,774
+ Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years(f)	$1,720,550	$(431,121)	$(9,465,577)	$2,803,254
+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(g)	$—	$—	$—	$—
+ Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(h)	$325,454	$(127,513)	$18,958	$175,150
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(i)	$—	$(1,020,381)	$—	$(839,054)
= Compensation Actually Paid	$12,925,874	$6,887,920	$(2,793,029)	$13,130,732

(a)	Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year.
(b)	Represents the aggregate change in the actuarial present value of Mr. Tanda’s accumulated benefit under all defined benefit and actuarial pension plans reported in the Summary Compensation Table for the indicated fiscal year.
(c)	Represents the sum of the actuarial present value of Mr. Tanda’s benefit under all defined benefit and actuarial pension plans attributable to services rendered during the indicated fiscal year, plus the entire cost of benefits granted (or credit for benefits reduced) in a plan amendment (or initiation) during the indicated fiscal year that are attributed by the benefit formula to services rendered in prior fiscal years, in each case, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(d)	Represents the aggregate grant date fair value of the stock awards granted to Mr. Tanda during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(e)	Represents the aggregate fair value as of the indicated fiscal year-end of Mr. Tanda’s outstanding and unvested stock awards granted during such fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(f)	Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards held by Mr. Tanda as of the last day of the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(g)	Represents the aggregate fair value at vesting of the stock awards that were granted to Mr. Tanda and vested during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(h)	Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award held by Mr. Tanda that was granted in a prior fiscal year and which vested during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(i)	Represents the aggregate fair value as of the last day of the prior fiscal year of Mr. Tanda’s stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

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(4)

Amounts reported in this column represent the compensation actually paid to the Company’s NEOs other than Mr. Tanda in the indicated fiscal year, based on the average total compensation for such NEOs reported in the Summary Compensation Table for the indicated fiscal year and adjusted as shown in the table below:

	Other NEOs Average(a)
	2023	2022	2021	2020
Summary Compensation Table - Total Compensation(b)	$3,006,584	$2,820,935	$3,225,627	$2,647,760
- Change in Accumulated Benefits Under Defined Benefit and Actuarial Pension Plans(b)	$(407,087)	$(39,628)	$(297,582)	$(230,259)
+ Service Costs Under Defined Benefit and Actuarial Pension Plans(c)	$143,218	$170,457	$140,234	$159,071
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year(d)	$(1,269,063)	$(1,353,686)	$(1,572,609)	$(1,625,369)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year(e)	$1,706,742	$1,176,872	$957,919	$2,837,130
+ Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years(f)	$409,023	$(149,550)	$(2,393,479)	$672,425
+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(g)	$—	$—	$—	$—
+ Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(h)	$88,797	$(54,617)	$(1,467)	$27,164
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(i)	$(101,732)	$(225,363)	$—	$(145,941)
= Compensation Actually Paid	$3,576,482	$2,345,420	$58,643	$4,341,981

(a)	Please see footnote 1 for the NEOs included in the average for each indicated fiscal year.
(b)	Represents the average Total Compensation as reported in the Summary Compensation Table for the reported NEOs in the indicated fiscal year.
(c)	Represents the average aggregate grant date fair value of the stock awards granted to the reported NEOs during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(d)	Represents the average aggregate fair value as of the indicated fiscal year-end of the reported NEOs’ outstanding and unvested stock awards granted during such fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(e)	Represents the average aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards held by the reported NEOs as of the last day of the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(f)	Represents the average aggregate fair value at vesting of the stock awards that were granted to the reported NEOs and vested during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(g)	Represents the average aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award held by the reported NEOs that was granted in a prior fiscal year and which vested during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(h)	Represents the average aggregate fair value as of the last day of the prior fiscal year of the reported NEOs’ stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(5)

Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2019 in our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

(6)

The TSR Peer Group consists of the following companies that were included in the Company’s Share Performance Graph in its Annual Report for 2023: Albemarle Corporation; Ashland Global Holdings Inc.; Berry Global Group, Inc.; Catalent, Inc., CCL Industries Inc.; ICU Medical, Inc.; Ingredion Inc.; International Flavors & Fragrances, Inc.; McCormick & Company, Inc.; Sealed Air Corporation; Sensient Technologies Corporation; Silgan Holdings, Inc.; Sonoco Products Company; Stericycle, Inc.; STERIS plc; Teleflex Inc. and West Pharmaceutical Services, Inc. Hill-Rom Holdings, Inc. was excluded from the TSR calculations starting in 2021 as they were acquired on December 13, 2021.

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(7)

The Management Development and Compensation Committee determined that ROIC represents the most important financial performance measure to link “compensation actually paid” to our NEOs and Company performance. ROIC is defined as adjusted earnings before interest and taxes at the effective tax rate, divided by average equity plus average debt.

Relationship Between Pay and Performance

We believe the “compensation actually paid” in each of the years reported above and over the four-year cumulative period are reflective of the Management Development and Compensation Committee’s emphasis on “pay-for-performance” as the “compensation actually paid” fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established performance goals under our 2023 STI and 2023 LTI awards. Because of our significant emphasis on equity awards, which represented 68% and 51% of the 2023 target pay of our CEO and the other NEOs (on average), respectively, our “compensation actually paid” is most directly impacted by our stock price performance.

The following is a list of financial performance measures, which in the Company’s assessment represent the most important financial performance measures used by the Company to link “compensation actually paid” to the NEOs for 2023. Please see the Compensation Discussion & Analysis for further information regarding these measures and how they were used in the 2023 executive compensation program.

●	STI Adjusted EBITDA Growth, measured on a Corporate basis for each of the NEOs as well as a segment basis for Messrs. Touya and Prieur and Ms. Gong
●	Core Sales Growth, measured on a Corporate basis for each of the NEOs as well as a segment basis for Messrs. Touya and Prieur and Ms. Gong
●	Corporate Optimization Initiative
●	Adjusted Return on Invested Capital
●	Relative Total Shareholder Return

2024 Proxy Statement	73

74	2024 Proxy Statement

Equity Compensation Plan Information

The following table provides information, as of December 31, 2023, relating to Aptar’s equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted from time to time. Aptar does not have any equity compensation plans that were not approved by stockholders.

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to Be	Weighted	under Equity
	Issued Upon	Average	Compensation Plans
	Exercise of	Exercise Price of	(excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	reflected in
	and Rights	and Rights	Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	3,052,041 (2)	$74.63 (3)	1,499,038
(1)	Plans approved by stockholders include director and employee equity award plans.
(2)	Includes 335,874 RSUs and 514,383 PRSUs (assuming target level of performance).
(3)	RSUs and PRSUs are excluded when determining the weighted average exercise price of outstanding options.

2024 Proxy Statement	75

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table contains information with respect to the beneficial ownership of common stock, as of March 8, 2024 (unless otherwise indicated) by (a) the persons known by Aptar to be the beneficial owners of more than 5% of the outstanding shares of common stock, (b) each director or director nominee of Aptar, (c) each of the executive officers of Aptar named in the Summary Compensation Table above, and (d) all directors and executive officers of Aptar as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

			Options
			Exercisable or
	Shares Owned		RSUs Vesting
	Number of		Within 60 Days of
Name	Shares(1)	Percentage(2)	March 8, 2024
The Vanguard Group (3)	7,155,036	10.8	—
100 Vanguard Blvd,
Malvern, PA 19355
BlackRock, Inc. (4)	6,072,686	9.2	—
55 East 52nd Street,
New York, NY 10055
State Farm Mutual	5,258,561	8.0	—
Automobile Insurance Company (5)
One State Farm Plaza,
Bloomington, IL 61710
Morgan Stanley (6)	4,798,477	7.3	—
1585 Broadway
New York, NY 10036
George L. Fotiades	4,962	*	1,266
Sarah Glickman	—		—
Xiangwei Gong	17,247	*	5,783
Giovanna Kampouri Monnas	11,648	*	1,266
Robert W. Kuhn	247,591	*	183,609
Isabel Marey-Semper	6,162	*	1,266
Candace Matthews	3,766	*	1,435
B. Craig Owens	7,575	*	1,266
Marc Prieur	24,940	*	17,002
Stephan B. Tanda	252,994	*	136,487
Gael Touya	35,926	*	6,686
Matt Trerotola	5,648	*	1,266
Ralf K. Wunderlich	15,031	*	1,266
Julie Xing	1,583	*	1,583
All Directors and Executive Officers as a Group (17 persons)	671,425	1.0	378,996
*	Less than one percent.
(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. Number of shares includes options exercisable and RSUs vesting within 60 days of March 8, 2024.
(2)	Based on 66,165,691 shares of common stock outstanding as of March 8, 2024 plus, with respect to any person, stock options and RSUs held by any such person that are exercisable or vest within 60 days of that date.
(3)	The information as to The Vanguard Group and related entities (“Vanguard”) is derived from a statement on Schedule 13G with respect to the common stock as of December 29, 2023, filed with the SEC

76	2024 Proxy Statement

pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Vanguard has the sole power to dispose of 7,062,513 shares, the shared power to vote 23,030 shares and the shared power to dispose of 92,523 shares.
(4)	The information as to BlackRock, Inc. and related entities (“BlackRock”) is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2023, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that BlackRock has the sole power to vote 5,880,049 shares and the sole power to dispose of 6,072,686 shares.
(5)	The information as to State Farm Mutual Automobile Insurance Company and related entities ("State Farm") is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2023, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that State Farm has the sole power to vote 4,744,564 shares, the sole power to dispose of 4,744,564 shares, the shared power to vote 513,997 shares and the shared power to dispose of 513,997 shares.
(6)	The information as to Morgan Stanley and related entities (“Morgan Stanley”) is derived from a statement on Schedule 13G with respect to the common stock as of December 31, 2023, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Morgan Stanley has the shared power to vote 4,692,291 shares and the shared power to dispose of 4,783,953 shares.

2024 Proxy Statement	77

Transactions with Related Persons

Aptar or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, a beneficial owner of more than 5% of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved in accordance with Aptar’s written Related Person Transactions Policy by the Audit Committee of the Board of Directors. Each member of the Audit Committee is considered a “disinterested” director and therefore are approving related person transactions from this perspective.

The Audit Committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

●	the size of the transaction and the amount payable to a related person;
●	the nature of the interest of the related person in the transaction;
●	whether the transaction may involve a conflict of interest; and
●	whether the transaction is on terms that would be available in comparable transactions with unaffiliated third parties.

The following are not considered related person transactions:

●	executive officer or director compensation which has been approved by the Management Development and Compensation Committee of the Board of Directors;
●	indebtedness incurred with a beneficial owner of more than 5% of any class of voting securities of the Company;
●	indebtedness incurred for the purchase of goods or services subject to usual trade terms, for ordinary business travel and expense payments, and for other transactions in the ordinary course of business; and
●	any transaction in which a person is deemed a Related Person solely on the basis of such person’s equity ownership and all holders of that class of equity receive the same benefit on a pro rata basis.

Pursuant to this policy, the Audit Committee approves all related person transactions, including those involving NEOs and directors. Since January 1, 2023, there have been no related person transactions for which disclosure is required under SEC rules.

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Delinquent Section 16(a) Reports

Based solely upon a review of filings with the SEC and written representations furnished to it, Aptar believes that during 2023 all filings with the SEC by its executive officers and directors and beneficial owners of more than 10% of its common stock complied with requirements for reporting ownership and changes in ownership of Aptar’s common stock pursuant to Section 16(a) of the Exchange Act, except for the Form 3 filed for Sarah Glickman that was filed late due to administrative error.

2024 Proxy Statement	79

Audit Committee Report

Management is responsible for Aptar’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Aptar’s consolidated financial statements in accordance with generally accepted auditing standards, including the effectiveness of internal controls, and issuing a report thereon. The Audit Committee’s responsibility is to assist the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of Aptar.

During the course of the fiscal year ended December 31, 2023, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Management and the independent registered public accounting firm kept the Audit Committee apprised of the progress of the documentation, testing and evaluation through periodic updates, and the Audit Committee provided advice to management during this process.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. Management has represented to the Audit Committee that the audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. Also, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

In addition, the Audit Committee has received the written disclosures and letter from the independent registered public accounting firm as required by the PCAOB regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from Aptar and Aptar’s management. In considering the independence of Aptar’s independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to this firm for non-audit services as described under “Proposal 4—Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2024”.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in Aptar’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

Audit Committee
B. Craig Owens (Chair) George L. Fotiades Sarah Glickman Matt Trerotola

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Other Matters

Proxy Solicitation

Aptar will pay the cost of soliciting proxies for the annual meeting. Aptar reimburses banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain directors, officers and employees of Aptar and its subsidiaries may solicit proxies personally or by telephone, facsimile or electronic means without additional compensation.

Annual Report/Form 10-K

Aptar’s Annual Report/Form 10-K for the year ended December 31, 2023 is available on the Internet (including on the Investor Relations page of the Aptar website located at investors.aptar.com) along with this proxy statement. Stockholders can refer to the report for financial and other information about Aptar, but such report is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material. If you received a Notice by mail and would like to receive a printed copy of our proxy materials (including the Annual Report/Form 10-K), you should follow the instructions for requesting such materials included in the Notice.

Stockholder Proposals and Nominations

The 2025 annual meeting of stockholders is expected to be held on May 7, 2025. In order to be considered for inclusion in Aptar’s proxy materials for the 2025 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be received by our Secretary at Aptar’s principal executive offices at 265 Exchange Drive, Suite 301, Crystal Lake, Illinois 60014 by November 22, 2024. Stockholders who intend to present a proposal or nominate a director at our 2025 annual meeting of stockholders without seeking to include a proposal in our proxy statement must deliver notice of the proposal or nomination to our Secretary at Aptar’s principal executive offices on or after January 1, 2025 and on or prior to January 31, 2025. A stockholder proposal or nomination must include the information requirements set forth in Aptar’s amended and restated by-laws ("By-Laws"). Any stockholder who seeks to recommend a director for consideration by the Corporate Governance Committee for the 2025 annual meeting of stockholders must send such recommendation to the Secretary at the address set forth above no later than November 22, 2024 and include with such recommendation any information that would be required by Aptar's By-Laws if the stockholder were making the nomination directly. In addition to the requirements set forth above and in Aptar’s By-Laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Aptar’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 3, 2025.

By Order of the Board of Directors,

Kimberly Y. Chainey Executive Vice President, Chief Legal Officer and Secretary Crystal Lake, Illinois March 22, 2024

2024 Proxy Statement	81

Frequently Asked Questions

This proxy statement contains information related to the business to be conducted at the virtual annual meeting of stockholders of Aptar to be held on May 1, 2024, beginning at 9:00 a.m. CDT, online at www.virtualshareholdermeeting.com/ATR2024. This proxy statement was prepared under the direction of Aptar’s Board of Directors to solicit your proxy for use at the annual meeting. In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing proxy materials, which include this proxy statement, the notice of meeting and our Annual Report/Form 10-K, to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. The Notice was mailed to stockholders on or about March 22, 2024.

How do I attend?

Stockholders of record at the close of business on March 8, 2024 and the general public may attend the virtual annual meeting at www.virtualshareholdermeeting.com/ATR2024. The meeting will only be conducted virtually via webcast; there will be no physical meeting location. Hosting the annual meeting in virtual-only format provides easy access for stockholders and facilitates participation without the need to travel, since stockholders can participate from any location around the world. To participate in the annual meeting, stockholders will need the 16-digit control number that appears on your Notice, proxy card or the instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than April 17, 2024, so that you can be provided with a control number and participate in the meeting.

The annual meeting will begin promptly at 9:00 a.m. CDT. Online check-in will begin 15 minutes prior to the start of the meeting, and you should allow ample time for the online check-in procedures. We encourage our stockholders to access the virtual meeting prior to the start time.

Who is entitled to vote?

Stockholders owning our common stock at the close of business on March 8, 2024 are entitled to vote at the annual meeting, or any postponement or adjournment of the meeting. Each stockholder has one vote per share on all matters to be voted on at the meeting. At the close of business on March 8, 2024, there were 66,165,691 shares of common stock outstanding.

May stockholders ask questions at the virtual annual meeting?

Yes. Stockholders will have the ability to submit questions during the annual meeting via the annual meeting website at www.virtualshareholdermeeting.com/ATR2024. As part of the annual meeting, we will hold a live question and answer session, during which we intend to answer all questions submitted during the meeting which are pertinent to Aptar and the meeting matters, as time permits. Detailed guidelines for submitting questions during the meeting will be available at www.virtualshareholdermeeting.com/ATR2024.

What if I have technical difficulties or trouble accessing the virtual annual meeting?

If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the phone number posted on the date of the meeting at www.virtualshareholdermeeting.com/ATR2024 for general technical questions.

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What am I voting on and how does the Board of Directors recommend I vote on the proposals?

Proposal	Board recommendation	For more information
1. To elect the three director nominees named in this proxy statement to terms of office expiring at the annual meeting in 2027	FOR all of the nominees named in this proxy statement for election to the Board of Directors	Page 14
2. To approve, on an advisory basis, Aptar’s executive compensation	FOR the resolution to approve executive compensation	Page 33
3. To approve an amendment to Aptar’s Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation	FOR the resolution to approve an amendment to Aptar’s Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation.	Page 34
4. To ratify the appointment of the independent registered public accounting firm for 2024	FOR the ratification of the appointment of the independent registered public accounting firm for 2024	Page 36

The Board of Directors knows of no other business that will be presented at the annual meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment. Unless you give other instructions when voting your proxy, the persons named as proxies will vote in accordance with the recommendation of the Board.

How do I vote?

If you are a record holder, you can vote your proxy in any of the following ways:

4 Ways to Vote

By Internet:

Aptar encourages stockholders to vote by Internet because it is the least costly method of tabulating votes. You can vote by Internet by following the instructions on the proxy card or the Notice.

By Telephone: You can vote by telephone by following the instructions on the proxy card.

By Mail:

If you received proxy materials by mail or if you request a paper proxy card, you may elect to vote by mail. To do so, you should sign, date and complete the proxy card you receive and return it in the envelope which accompanied that proxy card.

During the Meeting:

If you attend the virtual annual meeting using your 16-digit control number, you may vote during the annual meeting. Even if you plan to attend the virtual annual meeting, we encourage you to vote in advance by one of the methods specified to the left.

Voting Options*	Vote FOR a given nominee or proposal	Vote AGAINST a given nominee or proposal	ABSTAIN from voting on a given nominee or proposal
4 Ways to Revoke your Vote	Entering a new vote by Internet or telephone	Submitting another signed proxy card with a later date	Writing to Aptar’s Corporate Secretary	Voting during the virtual annual meeting using your 16-digit control number
*

If you return your proxy with no voting instructions marked on a nominee or proposal, your shares will be voted in the manner recommended by the Board on such nominee or proposal as presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

2024 Proxy Statement	83

What is a quorum?

A “quorum” is the presence at the meeting, virtually via webcast or represented by proxy, of the holders of a majority of the outstanding shares of Aptar’s common stock at the close of business on March 8, 2024. There must be a quorum for the meeting to be held.

How are shares in a 401(k) plan voted?

If you hold shares of Aptar through your 401(k) plan, you will be instructing the trustee how to vote your shares by voting by Internet or by telephone, or by completing and returning the proxy card. If you do not vote by Internet or telephone or if you do not return the proxy card, or if you return it with unclear voting instructions, the trustee will not vote the shares in your 401(k) plan.

How are shares held in a broker account voted?

If you own shares through a broker, you should be contacted by your broker regarding a proxy card and whether telephone or Internet voting options are available. If you do not instruct your broker on how to vote your shares, your broker, as the registered holder of your shares, may represent your shares at the annual meeting for purposes of determining a quorum. Even without instructions, your broker may exercise discretion in voting for the ratification of the appointment of the independent registered public accounting firm. Brokers have authority to vote in their discretion on “routine” matters if they do not receive voting instructions from the beneficial owner of the shares.

Other than the proposal regarding the ratification of the independent registered public accounting firm, all other proposals are not considered “routine” matters and, as a result, brokers may not vote on behalf of their clients if no voting instructions have been furnished. Broker non-votes are counted as shares present in determining whether the quorum requirement is satisfied but do not affect the outcome of Proposals 1 and 2. Because Proposal 4 is a routine matter, we do not expect any broker non-votes for this proposal. For purposes of Proposal 3, broker non-votes are counted as shares present and entitled to vote on the proposal and will therefore have the effect of a vote against this proposal.

How many votes are required to approve each proposal?

In order to be elected, a director nominee must receive the affirmative vote of a majority of the votes cast present virtually via webcast or represented by proxy at the meeting and entitled to vote on the election of directors. Stockholders do not have a right to cumulate their votes for the election of directors. Abstaining will not affect the outcome of director elections.

The approval of Proposals 2 and 4 requires the affirmative vote of a majority of the shares present virtually via webcast or represented by proxy at the meeting and entitled to vote on these proposals. Abstaining is the legal equivalent of voting against Proposals 2 and 4.

The approval of Proposal 3 requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the meeting. Abstaining is the legal equivalent of voting against Proposal 3.

Who will count the votes?

Our agent, Broadridge Financial Solutions, Inc., will count the votes cast by proxy or virtually via webcast during the annual meeting.

How can I help reduce the environmental impact of the annual meeting?

We encourage you to choose electronic (e-mail) delivery of future annual meeting materials by contacting your broker or emailing us at investorrelations@aptar.com. You may also visit www.proxyvote.com and follow the Vote By Internet instructions on the proxy card or the Notice to be provided with the opportunity to choose electronic delivery for future meeting materials.

84	2024 Proxy Statement

Appendix A – Certificate of Amendment of Amended and Restated Certificate of Incorporation

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

APTARGROUP, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

AptarGroup, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation law of the State of Delaware (the “DGCL”), does hereby certify that:

The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by inserting the following new Article SIXTEEN:

“To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, an officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as an officer. Any repeal or modification of this Article Sixteen shall not adversely affect any right or protection of an officer of the Corporation existing at the time of such repeal or modification. For purposes of this Article Sixteen, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as the same exists or may hereafter be amended.”

The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, AptarGroup, Inc. has caused this Certificate to be executed by its duly authorized officer on this [∙] day of [∙], 2024.

APTARGROUP, INC.

By:
Name:
Title:

2024 Proxy Statement	A-1

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V34840-P06128-Z87007 For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! APTARGROUP, INC. 265 EXCHANGE DRIVE SUITE 301 CRYSTAL LAKE, IL 60014 2. Advisory vote to approve executive compensation. 1a. Sarah Glickman 1b. Matt Trerotola 1c. Ralf K. Wunderlich 4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2024. NOTE: THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING. APTARGROUP, INC. 1. Election of Directors Nominees The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposals: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 3. Approval of an amendment to Aptar’s Amended and Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation. SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above *** AptarGroup encourages you to vote by Internet in order to reduce costs. *** Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 30, 2024 for shares held directly and by 11:59 p.m. Eastern Time on April 28, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ATR2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 30,2024 for shares held directly and by 11:59 p.m. Eastern Time on April 28, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V34841-P06128-Z87007 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com. APTARGROUP, INC. Annual Meeting of Stockholders May 1, 2024 9:00 AM CDT This proxy is solicited by the Board of Directors Robert W. Kuhn, Kimberly Y. Chainey and Mary Skafidas, or any of them (each with full power of substitution), are hereby authorized to vote all shares of Common Stock which the undersigned would be entitled to vote if present at the Annual Meeting of Stockholders of AptarGroup, Inc., to be held on May 1, 2024, and at any adjournment or postponement thereof. The shares represented by this proxy will be voted as herein directed, but if no direction is given, the shares will be voted FOR all Director Nominees, and FOR proposals 2, 3 and 4. This proxy revokes any proxy previously given. Continued and to be signed on reverse side